UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

Light & Wonder, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

May 1, 2023
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Light & Wonder, Inc. to be held at 3:00 p.m. PDT, with access beginning at 2:45 p.m., on Wednesday, June 7, 2023. This year’s annual meeting will be a virtual meeting of stockholders. We have designed the format of the virtual annual meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholder access and participation. You will be able to attend the annual meeting and vote during the annual meeting via a live webcast by visiting https://www.virtualshareholdermeeting.com/LNW2023. You will need your 16-digit control number included on your proxy card in order to submit questions and vote during the Annual Meeting.
At the meeting, we will be electing ten members of our Board of Directors. We will also be conducting an advisory vote to approve the compensation of our named executive officers and an advisory vote on the frequency of future votes to approve the compensation of our named executive officers. Finally, we will be asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. These matters are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Whether or not you plan to attend the annual meeting, we encourage you to vote and submit your proxy in advance of the meeting using one of the advance voting methods described in the accompanying materials.
We look forward to hosting you at the annual meeting.
Sincerely,
Matthew R. Wilson
President and Chief Executive Officer
The accompanying Proxy Statement is dated May 1, 2023, and is first being made available to our stockholders on or about May 1, 2023.

LIGHT & WONDER, INC.
6601 Bermuda Road
Las Vegas, NV 89119
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Notice is hereby given that the annual meeting of stockholders of Light & Wonder, Inc. (the “Company”) will be held at 3:00 p.m. PDT on Wednesday, June 7, 2023, solely online via the Internet via a live webcast, for the following purposes:
1.
To elect ten members of the Company’s Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

2.
To approve, on an advisory basis, the compensation of the Company’s named executive officers.

3.
To indicate, on an advisory basis, whether the advisory vote on the compensation of the Company’s named executive officers should take place every year, every two years or every three years.

4.
To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

5.
To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 1, 2023 (the “record date”) are entitled to receive notice of and to vote at the meeting and any adjournment thereof.
Access to the Virtual Meeting.   The virtual meeting will begin promptly at 3:00 p.m. PDT. Online access to the virtual meeting will open 15 minutes prior to the start of the annual meeting to allow time for attendees to log in and test their device’s audio system.
Log-in Instructions.   You will be able to attend the annual meeting and vote during the annual meeting via a live webcast by visiting http:/www.virtualshareholdermeeting.com/LNW2023. You will need your 16-digit control number included on your proxy card in order to submit questions and vote during the Annual Meeting.
Submitting Questions in Advance.   You may also submit questions in advance of the meeting until 8:59 p.m. PDT on June 6, 2023 by going to www.proxyvote.com and logging in with your control number.
Voting Prior to or at the Annual Meeting.   An online portal is available to stockholders at www.proxyvote.com where stockholders of record as of the record date can view and download our proxy materials and 2022 Annual Report and vote their shares in advance of the annual meeting. Stockholders of record as of the record date may vote their shares during the annual meeting (up until the closing of the polls) by following the instructions provided during the meeting.
Technical Assistance.   Technical assistance is available by e-mailing virtualmeeting@viewproxy.com or dialing the number that will be provided on the log-in page of the meeting.
Whether or not you plan to attend the annual meeting, the Company urges stockholders of record as of the record date to vote and submit their proxy in advance of the meeting using one of the advance voting methods (see page 1 of the accompanying Proxy Statement for additional details).
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 7, 2023:
The Proxy Statement and 2022 Annual Report will be available on or about
May 1, 2023 through the Investors link on our website at
www.lnw.com or through www.proxyvote.com.
Dated: May 1, 2023	By Order of the Board of Directors

Constance P. James Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

i

LIGHT & WONDER, INC.
6601 Bermuda Road
Las Vegas, NV 89119
PROXY STATEMENT
GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Light & Wonder, Inc. (“Light & Wonder,” the “Company,” “we” or “us”) of proxies to be voted at the annual meeting of stockholders to be held at 3:00 p.m. PDT on Wednesday, June 7, 2023, solely online via the Internet via a live webcast, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders.
Access to Proxy Materials
We expect our proxy materials, including this Proxy Statement and our 2022 Annual Report, to first be made available to stockholders on or about May 1, 2023 through the Investors link on our website at www.lnw.com/investors/ or through www.proxyvote.com.
Stockholders Entitled to Vote
All stockholders of record at the close of business on April 10, 2023 are entitled to vote at the meeting. At the close of business on April 10, 2023, 91,180,804 shares of common stock were outstanding. Each share is entitled to one vote on all matters that properly come before the meeting.
Voting Procedures
You may vote your shares by proxy without attending the meeting. You may vote your shares by proxy over the Internet by following the instructions provided on the proxy card. If you are voting over the Internet or by telephone, you will need to provide the control number that is printed on the proxy card that you receive.
If you are the record holder of your shares, you may also vote your shares during the annual meeting (up until the closing of the polls) by following the instructions provided during the annual meeting. If you are not the record holder of your shares (i.e., they are held in “street” name by a broker, bank or other nominee), you must first obtain a proxy issued in your name from the record holder giving you the right to vote the shares at the meeting.
Meeting Format
The 2023 annual meeting of stockholders will be a virtual meeting. Stockholders will only be able to access the annual meeting virtually. The Company has designed the format of the virtual annual meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholder access and participation. More information about the virtual annual meeting, including how to participate, is provided here in this Proxy Statement and on www.lnw.com.

Voting Matters
Stockholders are being asked to vote on the following matters at the annual meeting:
Proposal	Board’s Recommendation
Proposal 1: Election of Directors (page 4)	FOR each Nominee
The Board and the Nominating and Corporate Governance Committee believe that the ten director nominees possess a combination of qualifications, experience and judgment necessary for a well-functioning Board and the effective oversight of the Company.

Proposal 2: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers (page 59)	FOR
The Company has designed its executive compensation program to attract and retain executive talent, foster excellent business performance and align compensation with the long-term interests of our stockholders. The Board and the Compensation Committee value stockholders’ opinions and will take into account the outcome of the advisory vote when considering future executive compensation decisions.

Proposal 3:
Indication, on an advisory basis, whether the advisory vote on the compensation of the Company’s named executive officers should take place every year, every two years or every three years (page 61)

1 Year
The Company wishes to offer our stockholders the opportunity to provide the Company’s Compensation Committee with annual feedback about the appropriateness of the compensation of our named executive officers.

Proposal 4: Ratification of the Appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s Independent Registered Public Accounting Firm (page 63)	FOR
The Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of Deloitte.

All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the above recommendations of the Board.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
Changing Your Vote
A stockholder may revoke a proxy at any time prior to its being voted by delivering written notice to the Corporate Secretary of the Company, by delivering a properly executed later-dated proxy (including over the Internet or by telephone), or by voting at the meeting.
Quorum
The presence, including by proxy (regardless of whether the proxy has authority to vote on all matters), of the holders of a majority of the shares entitled to vote at the meeting constitutes a quorum for the transaction of business.
Vote Required
Assuming a quorum is present, directors will be elected (Proposal 1) by a plurality of the votes cast in person or by proxy at the meeting. The outcome of the vote, on an advisory basis, on the frequency of future advisory votes on the compensation of the Company’s named executive officers (Proposal 3) will be the frequency receiving the highest number of affirmative votes cast.
Each of the other proposals requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting.
Effect of Withheld Votes or Abstentions
If you “WITHHOLD” your vote in the election of directors, or “ABSTAIN” from voting (rather than vote “FOR” one of the three choices) on the frequency of future advisory votes on compensation of executive officers, or “ABSTAIN” (rather than vote “FOR” or “AGAINST”) with respect to any other proposal, your shares will count as present for purposes of determining whether a quorum is present. Witholding your vote with respect to any of the director nominees will have no effect on the outcome of the election of directors (Proposal 1). Abstaining will have no effect on the outcome of the vote, on an advisory basis, on the frequency of future advisory votes on the compensation of the Company’s named executive officers (Proposal 3). Abstaining will have the effect of a vote against the other proposals (Proposals 2 and 4).
Effect of Broker Non-Votes
A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received specific instructions from the beneficial owner. If any broker “non-votes” occur at the meeting, the broker “non-votes” will count for purposes of determining whether a quorum is present, will have no effect on the outcome of the election of directors (Proposal 1) and will have the effect of a vote against the advisory vote on approval of named executive officer compensation (Proposal 2). A broker or other nominee holding shares for a beneficial owner may not vote these shares with respect to the election of directors (Proposal 1), the advisory vote on approval of named executive officer compensation (Proposal 2) or indication, on an advisory basis, of the frequency of future advisory approvals of named executive officer compensation (Proposal 3) without specific instructions from the beneficial owner as to how to vote with respect to such proposals. Brokers and other nominees will have discretionary voting power to vote without instructions from the beneficial owner on the ratification of the appointment of our independent registered public accounting firm (Proposal 4) and, accordingly, your shares may be voted by your broker or nominee on Proposal 4 without your instructions.
Our Relationship with SciPlay Corporation
On May 7, 2019, SciPlay Corporation (“SciPlay”) completed an initial public offering (the “IPO”) of an 18.0% minority interest in our Social gaming business, after giving effect to the underwriters’ partial exercise of their over-allotment option on June 4, 2019. SciPlay has two classes of common stock: Class A common stock, which is traded on The NASDAQ Stock Market (“NASDAQ”) under the symbol “SCPL”, and Class B common stock. As of December 31, 2022, we owned all of the outstanding Class B common stock, which represents approximately 82.4% of SciPlay’s total outstanding shares of common stock and approximately 97.9% of the combined voting power of both classes of SciPlay’s outstanding common stock. Accordingly, we continue to control shares representing a majority of the combined voting power in SciPlay and continue to have a controlling financial interest in SciPlay subsequent to the IPO.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board is elected by our stockholders to oversee the management of the business and affairs of the Company. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved for or shared with stockholders. The Board appoints our executives, who are charged with conducting the business and affairs of the Company, subject to oversight by the Board.
Nominees for Election
The Board has nominated for election as a director to the Board the ten persons named below to serve for a one-year term until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Each of the director nominees served as a director during 2022 and is presently serving as a director.
The Board currently consists of all directors elected at the Company’s 2022 annual meeting, other than Barry L. Cottle, who resigned from the Board on August 30, 2022, Matthew R. Wilson, who joined the Board on October 10, 2022, and Stephen Morro, who joined the Board on August 9, 2022.
The Board recommends that you vote in favor of the election of each of the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies on the enclosed proxy card will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxy cards. All of the nominees have indicated a willingness to serve as directors. However, if any nominee becomes unavailable to serve before the election, proxies may be voted for a substitute nominee selected by the Board, or the Board may decide to reduce the number of directors.
The name, age (as of April 10, 2023), business experience and certain other information regarding each of the nominees for director are set forth below.
Name	Age	Position with the Company	Director Since
Jamie R. Odell	64	Director (Executive Chair)	2020
Matthew R. Wilson	41	Director; President and Chief Executive Officer	2022
Antonia Korsanos	53	Director (Executive Vice Chair)	2020
Hamish R. McLennan	56	Director	2020
Stephen Morro	64	Director	2022
Michael J. Regan	80	Director	2006
Virginia E. Shanks	62	Director	2021
Timothy Throsby	56	Director	2020
Maria T. Vullo	59	Director	2019
Kneeland C. Youngblood	67	Director	2018
Jamie R. Odell has served as Executive Chair of the Board since September 2020 and has served as a consultant to the Company with the title of Special Advisor to the Chairman and CEO since May 2019. He previously served as Chief Executive Officer and Managing Director of Aristocrat Leisure Limited (“Aristocrat”), a global gaming content and technology company and mobile games publisher, from May 2009 to February 2017. Prior to joining Aristocrat, Mr. Odell held senior executive roles in the global beverage industry.
Matthew R. Wilson has served as President and Chief Executive Officer since October 2022. Mr. Wilson is a seasoned executive with nearly twenty years of gaming industry experience and a proven record of driving growth and creating value. Prior to his role, he served Interim Chief Executive Officer from August 2022 to October 2022 and as Executive Vice President and Group Chief Executive, Gaming from March 2020 to August 2022. Prior to his time at Light & Wonder, he was President and Managing Director of the Americas at Aristocrat from February 2017 until August 2019. Mr. Wilson began his tenure at Aristocrat 2004 and held several significant positions in a variety of Aristocrat’s markets during his time there, including serving as Senior Vice President of Global Gaming Operations from October 2015 until February 2017 and Senior Vice President Sales & Marketing Americas from September 2014 until October 2015. His other roles at Aristocrat include Regional Sales Manager and Vice President of Marketing for the Americas.
Antonia Korsanos has served as Executive Vice Chair of the Board since September 2020 and has served as a consultant to the Company with the title of Advisor to the CEO since July 2019. Ms. Korsanos has also served as Chair of the Board of SciPlay Corporation since August 2022. Previously, Ms. Korsanos served as the Chief Financial Officer of Aristocrat from 2009 to 2018 and Company Secretary from 2011 to 2018. Prior to joining Aristocrat, Ms. Korsanos held senior leadership roles in the consumer goods industry, including at Goodman Fielder and Kellogg’s. Ms. Korsanos has served as a director of Treasury Wine Estates Limited since April 2020. Ms. Korsanos previously served as a director of Ardent Leisure Group Limited from September 2018 to June 2020, Crown Resorts Limited from May 2018 to October 2021, and Webjet Limited from June 2018 to March 2021.
Hamish R. McLennan has served as Chairman of REA Group Limited, a $20 billion global digital advertising company, since April 2012, Chairman of HT&E Limited, a media and entertainment company operating radio, digital and outdoor businesses, since October 2018, and Chairman of Rugby Australia Limited, the governing body of rugby union in Australia, since May 2020. He has also served as Deputy Chairman of Magellan Financial Group, a globally-focused equity fund, since June 2019, where he has served as a non-executive director since March 2016, and as a director of Claim Central Consolidated, a global digital claims solutions business, since September 2020. Mr. McLennan is an experienced media and marketing executive, previously serving as Executive Chairman and Chief Executive Officer at Network Ten Holdings, an Australian entertainment and news content company, from 2013 to 2015, Executive Vice President for News Corporation, a global diversified media and information services company, in Sydney and New York from 2012 to 2013, and Global Chairman and Chief Executive Officer of Young & Rubicam, a division of WPP, the world’s largest communications services group, from 2006 to 2011.
Stephen Morro has served as a director of Dreamscape Entertainment Integrated Resorts since March 2023 and Ocean Resort Casino from June 2018 to January 2023. He served as an advisor to the Chief Executive Officer and North America management team of Aristocrat from March 2020 to January 2022 and as a non-executive director of Aristocrat from December 2010 to February 2020, including as Lead U.S. Director. From 1988 to 2010, Mr. Morro held various roles at International Game Technology PLC, including as President, North American Gaming Division, and Chief Operating Officer, from 2005 to 2007 and 2007 to 2008, respectively. Mr. Morro has over thirty years of experience in the highly regulated gaming industry as a supplier, operator and regulator.
Michael J. Regan is a former Vice Chairman and Chief Administrative Officer of KPMG LLP and was the lead audit partner for many Fortune 500 companies during his 40-year tenure with KPMG. Mr. Regan has been a member of the board of directors of Lifetime Brands, Inc., a global provider of kitchenware, tableware and other home products, since 2012.
Virginia E. Shanks most recently served as the Strategic Advisor for Penn National Gaming, Inc., a casino entertainment company, until December 2019, following its acquisition of Pinnacle Entertainment Inc. (“Pinnacle”). Previously, Ms. Shanks served as the Executive Vice President and Chief Administrative Officer of Pinnacle, a casino entertainment company from July 2013 to October 2018, and as Executive Vice President and Chief Marketing Officer from October 2010 to June 2013. At Pinnacle, Ms. Shanks was responsible for all company-wide marketing strategies and had oversight of food and beverage, hotel operations, guest service, information technology, and gaming operations. Prior to joining Pinnacle in 2010, Ms. Shanks was the Chief Marketing Officer for Multimedia Games, from 2008 to 2010, where she led product strategy, project management and investor relations. Before joining Multimedia Games, Ms. Shanks held senior executive positions for more than 25 years at Caesars Entertainment Corporation (predecessor to Caesars Entertainment, Inc.), where she was responsible for setting overall corporate brand strategy and overseeing sports and entertainment marketing, strategic alliances, consumer insights, retail, public relations and nationwide casino promotions. Ms. Shanks also serves on the board of directors for Altria Group, Inc. since 2017 and the board of trustees for EPR Properties since 2019. She has previously served on the board of directors for Global Gaming Women, an independent non-profit organization whose mission is to support, inspire and influence the development of women in the gaming industry, and Make-A-Wish Southern Nevada.
Timothy Throsby previously served as President of Barclays Corporate & International and Chief Executive of Barclays Corporate and Investment Bank from 2017 to 2019. Prior to joining Barclays, Mr. Throsby held senior executive roles with JPMorgan Chase Bank. He has had an extensive career in banking and private equity, working for Credit Suisse and Macquarie before joining Goldman Sachs in 1995 as a Managing Director and Co-Head of Equity Derivatives Asia and Japan. In 2002, he moved to Lehman Brothers to head the Asia and Japan Equities Division, before relocating to New York in 2004 to run the global equity derivatives business, convertibles and risk arbitrage. In 2005, he became President of Citadel Asia and Japan where he ran their Asian business, located in Hong Kong.
Maria T. Vullo is the Chief Executive Officer of Vullo Advisory Services, PLLC, an advisory firm specializing in financial services regulatory consulting. Ms. Vullo also serves as Regulator-in-Residence at the Fintech Innovation Lab NYC and is an Adjunct Professor of Law at Fordham Law School. Ms. Vullo’s professional experience also includes serving as Vice Chairman and Chief Legal Officer of Emigrant Bank and Emigrant BanCorp, Inc., the largest privately held bank in the U.S., from September 2020 to June 2021, and as a Director from July 2019 to June 2021. In addition, Ms. Vullo previously served as the Superintendent of the New York State Department of Financial Services (the “DFS”) from 2016 to 2019 where she was responsible for the regulation of New York’s financial services industry. Ms. Vullo managed an agency staff of 1,400 employees with a budget in excess of $250 million. Prior to assuming the role of DFS Superintendent, Ms. Vullo was a litigation partner for 20 years with Paul, Weiss, Rifkind, Wharton & Garrison LLP. She is an experienced trial and appellate litigator in civil, criminal and regulatory matters. In addition, Ms. Vullo served as Executive Deputy Attorney General for Economic Justice in the New York State Attorney General’s Office. In that role, Ms. Vullo supervised the Bureaus of Investor Protection, Real Estate Finance, Antitrust, Consumer Protection, and Internet. Ms. Vullo was twice nominated by the New York State Commission on Judicial Nomination to be an Associate Judge of the New York Court of Appeals. Ms. Vullo has also served as a Director of DayForward Life Insurance Company from 2020 through March 2023, and as a member of nonprofit boards where she has assumed leadership positions.
Kneeland C. Youngblood has served as a Founding Partner/ Chairman and CEO of Pharos Capital Group, LLC, a private equity firm that invests in the healthcare service sector since 1998. Mr. Youngblood serves on the board of Core Scientific (listed 2022). He has served on the board of six TPG Pace SPACs since 2015. Mr. Youngblood has previously served on the boards of Starwood Hotels & Resorts Worldwide, Inc. (from 2001 to 2012), The Gap, Inc. (from 2006 to 2012) and Burger King Holdings, Inc. (from 2004 to 2010) and Mallinckrodt Pharmaceuticals (from 2013 to 2022). He also previously served as a trustee of Texas Teachers Retirement System, the Dallas Employee Retirement System and Dallas Police and Fire Pension Fund. He is a Trustee of Caltech and a member of the Council on Foreign Relations.
Qualifications of Directors
Our directors are responsible for overseeing the management of the Company’s business and affairs, which requires highly skilled and experienced individuals. The Nominating and Corporate Governance Committee is responsible for evaluating and making recommendations to the Board concerning the appropriate size and needs of the Board with the objective of maintaining the necessary experience, skills and independence on the Board. Other than the minimum age requirement specified in the Nevada Revised Statutes, the Nominating and Corporate Governance Committee and the Board do not have specific qualifications that must be met by a candidate for director. However, the Nominating and Corporate Governance Committee and the Board believe that there are general qualifications that are applicable to all directors and other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. The Nominating and Corporate Governance Committee and the Board consider the experience and qualifications of prospective directors individually and in the context of the Board’s overall composition, and make no distinction in the evaluation of nominees recommended by our directors or executive officers, third parties or our stockholders in accordance with the provisions contained in our Second Amended and Restated Bylaws.

In its assessment of prospective directors, the Nominating and Corporate Governance Committee and the Board generally consider, among other factors, the individual’s character and integrity, experience, judgment, independence and ability to work collegially, as well as the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities as a director. The Nominating and Corporate Governance Committee and the Board also assess particular qualifications, attributes, skills and experience that they believe are important to be represented on the Board as a whole, in light of the Company’s business. These include a high level of financial literacy, relevant chief executive officer or similar leadership experience, gaming, social and digital gaming industry experience, experience with global operations, exposure to the development and marketing of technology and consumer products and legal and regulatory experience.
As a matter of practice, the Nominating and Corporate Governance Committee and the Board also consider the diversity of the backgrounds and experience of prospective directors as well as their personal characteristics (e.g., gender, ethnicity, age) in evaluating, and making decisions regarding, Board composition, in order to facilitate Board deliberations that reflect a broad range of perspectives. The Nominating and Corporate Governance Committee and the Board believe that the Board is comprised of a diverse group of individuals.
The Nominating and Corporate Governance Committee and the Board believe that each nominee has valuable individual skills and experiences that, taken together, provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. As indicated in the foregoing biographies, the nominees have extensive experience in a variety of fields, including gaming, social and digital gaming (Messrs. Odell, Wilson and Morro and Mses. Korsanos and Shanks), global operations (all directors), technology (Messrs. Odell, Wilson and Morro and Mses. Korsanos and Shanks), consumer products and marketing (Messrs. Odell, Wilson, McLennan and Morro and Mses. Korsanos and Shanks), legal and regulatory (Mr. Morro and Mses. Shanks and Vullo), investment and financial services (Messrs. Throsby and Youngblood and Mses. Korsanos and Vullo) and public accounting (Mr. Regan), each of which the Board believes provides valuable knowledge about important elements of our business. Most of our nominees have leadership experience at major companies or organizations that operate inside and outside the United States and/or experience on other companies’ boards, which provides an understanding of ways other companies address various business matters, strategies, corporate governance and other issues. As indicated in the foregoing biographies, the nominees have each demonstrated significant leadership skills, including as a chief executive officer (Messrs. Odell, Wilson, McLennan and Throsby), chief operating officer (Mr. Morro), as a chief administrative officer of a major accounting firm (Mr. Regan), as a chief administrative officer of a casino entertainment company (Ms. Shanks), as chief financial officer (Ms. Korsanos) and as the Superintendent of the New York State Department of Financial Services (Ms. Vullo). Mr. Youngblood and Ms. Vullo have extensive public policy, government or regulatory experience, which can provide valuable insight into issues faced by companies in regulated industries such as the Company. Mr. Wilson has served as a senior executive and director of other gaming and entertainment companies, which service has given him deep knowledge of the Company and its businesses and directly relevant management experience. Mr. Youngblood has experience managing and advising a number of public and private companies. The Nominating and Corporate Governance Committee and the Board believe that these skills and experiences, together with their other qualities, qualify each nominee to serve as a director of the Company.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE TEN NOMINEES

Corporate Governance
Overview.   The Company is committed to good corporate governance, which we believe promotes the long-term interests of our stockholders and strengthens Board and management accountability. Highlights of our corporate governance structure and policies include:
Corporate Governance Highlights
• Annual election of all directors	• Code of Business Conduct (and related training)
• Seven independent director nominees	• Director and officer stock ownership guidelines
• Entirely independent Board committees (other than Compliance Committee)	• Executive compensation based on pay-for-performance philosophy
• Regular executive sessions of independent directors	• Cash and equity compensation clawback policy
• Separate Executive Chair and Chief Executive Officer roles	• Anti-hedging and anti-pledging policies
• Lead Independent Director	• Stockholder right to call special meetings
• Regular Board and committee self-evaluations	• Stockholder right to act by written consent
• Risk management oversight by the Board and committees	• Absence of an “anti-takeover” rights plan and other “anti-takeover” provisions
• Consideration of diversity in decisions regarding Board composition	• Board oversight of diversity, equity and inclusion initiatives
Director Independence.   The Board has adopted Director Independence Guidelines as a basis for determining that individual directors are independent under the standards of NASDAQ. This determination, which is made annually, helps assure the quality of the Board’s oversight of management and reduces the possibility of damaging conflicts of interest. Under these standards, a director will not qualify as independent if:
(1)
the director has been employed by the Company (or any subsidiary) at any time within the past three years, other than service as an interim executive officer for a period of less than one year;

(2)
the director has an immediate family member who has been employed as an executive officer of the Company (or any subsidiary) at any time within the past three years;

(3)
the director or an immediate family member of the director has accepted any compensation (including any political contribution to a director or family member) from the Company (or any subsidiary) in excess of $120,000 during any period of 12 consecutive months within the past three years other than (a) for Board or Board committee service, (b) in the case of the family member, as compensation for employment other than as an executive officer, (c) benefits under a tax-qualified retirement plan or non-discretionary compensation or (d) compensation for service as an interim executive officer for a period of less than one year;

(4)
the director or an immediate family member of the director is a partner, controlling shareholder or executive officer of an organization (including a charitable organization) that made payments to, or received payments from, the Company for property or services in the current year or in any of the past three years that exceed the greater of 5% of the recipient’s consolidated gross revenues or $200,000, other than (a) payments arising solely from investments in the Company’s securities or (b) payments under non-discretionary charitable contribution matching programs;

(5)
the director or an immediate family member of the director is employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

(6)
the director or an immediate family member of the director is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

In applying these standards, the Board determined that each of Messrs. McLennan, Morro, Regan, Throsby and Youngblood, and Mses. Shanks and Vullo, qualify as independent directors, and none has a business or other relationship that would interfere with the director’s exercise of independent judgment. Messrs. Odell and Wilson and Ms. Korsanos do not qualify as independent directors.
The full text of the Board’s Director Independence Guidelines, including information on the additional independence requirements applicable to Board committee members, can be accessed through the Investors — Corporate Governance link on our website at www.lnw.com.
Corporate Governance Guidelines.   The Board has adopted Corporate Governance Guidelines that outline the structure, role and functioning of the Board and address various governance matters including director independence, the Board selection process, length of Board service, Board meetings and executive sessions of independent directors, Board and committee performance evaluations and management succession planning. The full text of these guidelines can be accessed through the Investors Corporate Governance link on our website at www.lnw.com.
Board Leadership Structure.   As described above, all of the director nominees qualify as independent directors, other than Mr. Odell, our Executive Chair, Mr. Wilson, our President and Chief Executive Officer, and Ms. Korsanos, our Executive Vice Chair. The Audit, Compensation and Nominating and Corporate Governance Committees are comprised entirely of independent directors. The Compliance Committee is comprised of independent directors and an industry consultant. The Board has the flexibility to select the leadership structure that is most appropriate for the Company and its stockholders and has determined that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Executive Chair of the Board and Chief Executive Officer. This approach allows the Board to elect the most qualified director as Executive Chair of the Board, while maintaining the ability to separate the Executive Chair of the Board and Chief Executive Officer roles when deemed appropriate. The Executive Chair of the Board and Chief Executive Officer roles are currently held by two different individuals.
Ms. Korsanos serves as the Executive Vice Chair of the Board. In 2021, the Board designated Mr. Youngblood as the lead independent director. The lead independent director responsibilities include presiding over regularly held executive sessions of independent directors, facilitating communication between the independent directors and the Chief Executive Officer and coordinating the activities of the independent directors. The lead independent director also provides assistance to the Board and the committees of the Board in their evaluations of management’s performance, and carries out other duties assigned by the Board from time to time in areas of governance and oversight.
The Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the independent members of the Board.
Board’s Role in Risk Oversight.   The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management, including ensuring that sufficiently robust risk and compliance policies and procedures are in place and are functioning properly to bring key risk and compliance matters to the Board’s attention. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through the Board’s committees, each of which examines various components of enterprise risk as part of its responsibilities. An overall review of risk is inherent in the Board’s consideration of the Company’s strategies, such as product and market concentration, competition, acquisitions and divestitures and business transformation and other matters presented to the Board, including operational risks, such as information technology, cybersecurity, personnel and supply chain; financial risks, such as financial reporting, valuation, market and liquidity risks, as described below; and environmental, social and governance risks, such as sustainability, social responsibility, diversity, equity and inclusion, management structure and employee compensation. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for managing the Company’s risk exposure, and the Board and its committees providing oversight of those efforts.
The Company has implemented internal processes and controls to identify and manage risks and to communicate with the Board regarding risk management. These include an enterprise risk management program, regular internal management meetings that identify risks and discuss risk management, a Code of Business Conduct (the “Code”) (and related training), a strong ethics and compliance function that includes suitability reviews of customers, partners, vendors and other persons/entities with which the Company does business, regular cybersecurity, data flow and data privacy assessments, such as evaluation of network security measures and data protection safeguards, an internal and external audit process, such as testing controls, and internal approval and signature authority processes and legal department review of contracts. In connection with these processes and controls, management regularly communicates with the Board, Board committees and individual directors regarding identified risks and the management of these risks. Individual directors often communicate directly with senior management on matters relating to risk management. In particular, the Board committee chairs regularly communicate with members of senior management, including the Chief Executive Officer, to discuss potential risks in connection with accounting and audit matters, compensation matters, compliance matters and financing-related matters.
The Board committees, which meet regularly and report to the full Board, play significant roles in carrying out the Board’s risk oversight function. In particular, the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process and accounting. The Audit Committee also oversees the internal audit function and regularly meets in private with both the Vice President of Internal Audit (who reports functionally to the Audit Committee and administratively to the Chief Financial Officer) and representatives of the Company’s independent auditing firm. The Compensation Committee evaluates risks associated with the Company’s compensation programs and succession planning for executive officers and other senior management and discusses with management procedures to identify and mitigate such risks. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Program as it Relates to Risk” below. The Compliance Committee is active in overseeing the Company’s program with respect to compliance with the laws applicable to the Company’s business, including gaming laws, as well as compliance with the Code and related policies by employees, officers, directors and other representatives of the Company. In addition, the Compliance Committee oversees a compliance review process, which is designed to ensure that the vendors, consultants, customers and business partners of the Company are “suitable” or “qualified” as those terms are used by applicable gaming and lottery authorities, and regularly meets separately with the Senior Vice President, Chief Compliance Officer (who reports functionally to the Chief Legal Officer and has a direct reporting line to the Compliance Committee). The Nominating and Corporate Governance Committee oversees risks related to composition, succession and structure of the Board.
Environmental, Social and Governance.   The Company is committed to serving as a responsible corporate steward, purpose driven in actions, while operating with the best interest of employees, partners, players and communities. Building a diverse and inclusive workplace for all employees through equity and belonging is the foundation of the Company’s sustainable and thriving culture. Environmental, Social and Governance (“ESG”) priorities are an integral part of shaping the culture and underscores the Company’s commitment to be an employer of choice and a positive influence in the industry and the communities in which we operate. The Company’s Corporate Social Responsibility program, known as Game Changers by Light & Wonder, has four main pillars that have been developed and integrated across the organization include: Community (philanthropy & volunteerism), People (diversity, equity, inclusion and belonging), Planet (environmental sustainability) and Player (responsible gaming).
Diversity, Equity and Inclusion.   Diversity, equity and inclusion (“DEI”) are embedded in the Company’s five core values which are focused on fostering a highly inclusive culture and celebrating our unique and diverse global perspectives. The Company collaborates as one diverse and inclusive team with a passion for building new worlds of play that produce the extraordinary. The Company formulated a diversity, equity and inclusion strategic plan and established a DEI Council and a DEI Task Force in 2020. The DEI Council oversees efforts by upholding accountability measures, ensuring continued commitment and momentum, and actively advocates for inclusive practices. The DEI Task Force manages and executes the workstreams with the intention to embed diversity, equity and inclusion into all human capital functions of the organization. The DEI Task Force consists of four workstreams which include: Culture, Retention & Belonging; Talent Acquisition & Recruiting; Learning & Development; and Equitable Policies, Benefits and Rewards. In support of the Company’s core values, the Board asserts oversight and assumes responsibility to review the Company’s diversity, equity and inclusion policies and practices and compliance with its responsibilities as an equal opportunity employer. As the DEI Board representative, Mr. Youngblood is part of the DEI Council and reports to the Board at each Board meeting on the Company’s progress and performance compared to diversity, equity and inclusion strategic plan, culture and other matters related to diversity, equity and inclusion for the Company. Light & Wonder ranked in the top 4 of 40 for the All-In-Diversity Data Survey, an annual benchmark for diversity, equality and inclusion across the global betting and gaming sectors. The Company is also committed to creating an inclusive global gaming industry as a founding member of the All-In Diversity Project, a non-profit organization creating tools to advance the industry’s diversity, inclusion and workplace equality. As a founding member, the Company will work collaboratively with additional partners to determine diversity, equity and inclusion expectations and standards for the gaming industry, while driving a conversation to establish global standards.
Board Diversity Matrix (as of April 28, 2022)
Total Number of Directors	10
	Female	Male	Non-Binary	Not Disclosed
Part I: Gender Identity
Directors	3	7	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Demographic background not disclosed	2
Board Meetings.   The Board held a total of eight meetings during 2022, including four at which executive sessions were held with no members of management present. During 2022, all incumbent directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served.
Board Committees.   The Board has four standing committees: the Audit Committee; the Compensation Committee; the Compliance Committee; and the Nominating and Corporate Governance Committee. All committees are comprised solely of independent directors with the exception of the Compliance Committee, which is comprised of four independent directors and Patricia Becker, a gaming industry consultant.
The Board has approved charters for each Board committee, which can be accessed through the Investors — Corporate Governance link on our website at www.lnw.com. The current membership of each committee is as shown in the table below.
Audit Committee	Compensation Committee	Compliance Committee	Nominating and Corporate Governance Committee
Michael J. Regan (Chair)	Hamish R. McLennan (Chair)	Stephen Morro (Chair)	Kneeland C. Youngblood (Chair)
Timothy Throsby	Stephen Morro	Virginia Shanks	Hamish R. McLennan
Maria T. Vullo	Virginia Shanks	Timothy Throsby	Michael J. Regan
	Kneeland C. Youngblood	Kneeland C. Youngblood	Maria T. Vullo
Patricia Becker
Audit Committee.   The Audit Committee is responsible for hiring the Company’s independent registered public accounting firm and for overseeing the accounting, auditing and financial reporting processes of the Company. In the course of performing its functions, the Audit Committee reviews, with management and our independent registered public accounting firm, the Company’s internal accounting controls, the financial statements, the report and recommendations of our independent registered public accounting firm, the scope of the audit and the qualifications and independence of the auditor. The Audit Committee also oversees the Company’s internal audit function. The Board has determined that each member of the Audit Committee is independent under the listing standards of NASDAQ, the independence standards under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company’s Director Independence Guidelines, and that Mr. Regan qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K of the rules of the SEC. The Audit Committee held five meetings during 2022.
Compensation Committee.   The Compensation Committee sets the compensation of the President and Chief Executive Officer and other senior executives of the Company, administers the equity incentive plans and executive compensation programs of the Company, determines eligibility for, and awards under, such plans and programs and makes recommendations to the Board with regard to the adoption of new employee benefit plans and equity incentive plans and with respect to the compensation program for non-employee directors. The Board has determined that each member of the Compensation Committee is independent under the listing standards of NASDAQ and the Company’s Director Independence Guidelines and qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee held four meetings during 2022.
Compliance Committee.   The Compliance Committee is responsible for providing oversight of the Company’s program with respect to compliance with laws and regulations applicable to the business of the Company, including gaming and anticorruption laws, and with respect to compliance with the Code by employees, officers, directors and other representatives of the Company. The Compliance Committee held four meetings during 2022.
Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified to become directors, recommending nominees for membership on the Board and on committees of the Board, reviewing and recommending corporate governance principles, procedures and practices and overseeing the annual self-assessments of the Board and its committees. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of NASDAQ and the Company’s Director Independence Guidelines. The Nominating and Corporate Governance Committee held four meetings during 2022.
Other than the minimum age requirement specified in the Nevada Revised Statutes, the Nominating and Corporate Governance Committee does not have specific qualifications that must be met by a candidate for director and will consider individuals suggested as candidates by our stockholders in accordance with the provisions contained in our Second Amended and Restated Bylaws. Each notice of nomination submitted in this manner must contain the information specified in our Second Amended and Restated Bylaws, including, but not limited to, information with respect to the beneficial ownership of our common stock held by the proposing stockholder and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the annual meeting of stockholders and no later than the later of (i) the 90th day prior to the annual meeting of stockholders and (ii) the tenth day following the day on which we publicly announce the date of the annual meeting of stockholders if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting.
Each notice of nomination should include the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a director. The Nominating and Corporate Governance Committee will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. In prior years, candidates have been identified through recommendations made by directors, the President and Chief Executive Officer and third parties. The Nominating and Corporate

Governance Committee anticipates that it would use these sources as well as stockholder recommendations to identify candidates in the future.
Stockholder Communications with Directors.   Stockholders may communicate with the Board or an individual director by sending a letter to the Board or to a director’s attention care of the Corporate Secretary of the Company at Light & Wonder, Inc., 6601 Bermuda Road, Las Vegas, NV 89119. The Corporate Secretary will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contain offensive or abusive content) to directors on a periodic basis, generally in advance of each Board meeting.
Attendance at Stockholders’ Meetings.   The Company encourages directors to attend the annual stockholders’ meeting. Last year, seven of the ten directors standing for election attended the annual meeting.
Compensation Committee Interlocks and Insider Participation.   None of the Compensation Committee members (i) has ever been an officer or employee of the Company or (ii) was a participant in a Related Person Transaction (as defined in “Certain Relationships and Related Person Transactions”) in 2022. None of the Company’s executive officers serves, or in 2022 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving, or who in 2022 served, as a member of the Board or the Compensation Committee.
Code of Business Conduct.   The Board has adopted the Code, which applies to all of our officers, directors and employees. The Code sets forth fundamental principles of integrity and business ethics and is intended to ensure ethical decision making in the conduct of professional responsibilities. Among the areas addressed by the Code are standards concerning conflicts of interest, confidential information and compliance with laws, regulations and policies, including DEI and human rights. The full text of the Code can be accessed through the Investors — Corporate Governance link on our website at www.lnw.com.
Director Compensation
The following describes the compensation paid to each of our directors in 2022, excluding the compensation of Matthew Wilson, our current President and Chief Executive Officer, and Mr. Cottle, our former President and Chief Executive Officer, who each also served on the Board during 2022, and whose compensation is disclosed in the section entitled “Executive Compensation”.
Non-Employee Director Compensation.   The compensation program for Eligible Directors (as defined below) consists of annual retainers and equity awards (the “Eligible Director compensation program”). In 2022, under the Eligible Director compensation program, Eligible Directors were entitled to receive:
(1)
an annual retainer for service on the Board of $90,000;

(2)
an annual retainer (in lieu of fees per committee meeting) of $10,000 ($15,000, in the case of the Audit Committee) for service on a committee;

(3)
an annual retainer for the chairs of the Compensation Committee, the Compliance Committee and the Nominating and Corporate Governance Committee of $20,000 (and an annual retainer for the chair of the Audit Committee of $35,000);

(4)
an annual retainer of $35,000 for the Lead Independent Director; and

(5)
an annual grant of restricted stock units (“RSUs”) with a grant date value of $210,000, vesting on the first anniversary of the grant date, provided the Eligible Director satisfied the Board’s attendance requirement for the prior calendar year, as discussed below.

An Eligible Director may elect to receive all or a portion of his or her cash retainers in the form of shares instead of cash. In 2022, none of the Eligible Directors elected to receive shares in lieu of their cash retainers.
New Eligible Directors generally receive stock options for 10,000 shares of our common stock (with a four-year vesting schedule), in lieu of the annual grant of RSUs, upon joining the Board. Such award is intended to provide additional compensation over the course of the first four years a director serves in recognition of the additional effort required for a new director to familiarize himself or herself with the

Company and its businesses. In addition, in connection with Mr. Morro’s election to the Board, the Company agreed to provide Mr. Morro a sign-on award as an inducement for him to join the Board in light of the business opportunities and associated compensation that he would have to forgo. This award consisted of 6,936 RSUs with immediate vesting, and was granted to Mr. Morro on August 17, 2022. For 2022, “Eligible Directors” consisted of all directors other than Messrs. Wilson, Odell and Cottle and Ms. Korsanos, who were instead compensated based on their employment (in the case of Messrs. Wilson and, prior to his resignation, Cottle) or consulting (in the case of Messrs. Odell and, following his resignation, Cottle, and Ms. Korsanos) agreement with the Company, as applicable. The compensation for Messrs. Wilson and Cottle is discussed in the section entitled “Executive Compensation”, and the compensation for each of Mr. Odell and Ms. Korsanos is described below.
The elements of the Eligible Director compensation program are periodically evaluated and determined by the Compensation Committee, which takes into account competitive director compensation data provided by its independent compensation consultant, Compensation Advisory Partners LLC, or CAP, for companies in a peer group of comparably sized companies in related industries as well as a general industry group of comparably sized companies. The Compensation Committee uses the comparative data provided by CAP as a general indicator of relevant market conditions, but does not set specific benchmark targets for total director compensation or for individual elements of the Eligible Director compensation program.
Awards of stock options and RSUs are subject to forfeiture if an Eligible Director leaves the Board prior to the scheduled vesting date for any reason, except that the vesting of such awards would accelerate in full upon an Eligible Director ceasing to serve on the Board due to death or disability.
The number of RSUs awarded to each Eligible Director in respect of his or her annual grant for 2022 was determined by dividing the grant date value of $210,000 by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date and rounding down to the nearest whole number. As a result, 3,840 RSUs were awarded to each Eligible Director in 2022 (other than Mr. Morro, who joined the Board after the annual grant date for 2022, but who received a grant of 6,936 immediately vested RSUs as described above).
Eligible Directors with unexcused absences exceeding 25% of the meetings held by the Board and committees on which they served in the prior year are not eligible to receive an annual award of RSUs except that Eligible Directors with less than six months of service in the prior year are not subject to such threshold with respect to the first grant made after becoming a director. All Eligible Directors serving at the time of grant (June 2022) satisfied the attendance requirements applicable for the 2022 annual awards.
Compensation Arrangements with Mr. Odell and Ms. Korsanos.   Prior to being elected to the Board, Mr. Odell and Ms. Korsanos served as consultants to the Company and were compensated for such services pursuant to their consultant agreements with the Company. Since Mr. Odell and Ms. Korsanos were expected to continue to provide such services following their election to the Board, and such services were expected to increase, it was determined that Mr. Odell and Ms. Korsanos should continue to be compensated for their consulting services to the Company, and should not participate in the Eligible Director compensation program. Mr. Odell and Ms. Korsanos therefore receive annual consulting fees of $900,000 and $600,000, respectively, and do not receive any cash retainers or annual equity grants under the Eligible Director compensation program. In addition, in recognition of the value of the consulting services provided by Mr. Odell and Ms. Korsanos and the value unlocked by the acquisition in October 2020 by a group of long-term institutional investors of a 34.9% stake in the Company from MacAndrews & Forbes Incorporated, in which Mr. Odell and Ms. Korsanos played critical roles, and to further align their interests with stockholders and drive stock price growth, each of Mr. Odell and Ms. Korsanos received a one-time grant of 662,933 stock options. Vesting of these stock options was subject to achieving one or more stock price hurdles or continued services through a specified date. Since the stock price hurdles were achieved, all of the stock options are now vested.
Director Compensation for 2022.    The table below shows the compensation earned by each of our directors for 2022; other than Messrs. Wilson and Cottle, whose compensation is reflected in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Jamie R. Odell(5)	900,000(3)	—	—	900,000
Antonia Korsanos(5)	600,000(3)	—	—	600,000
Kneeland C. Youngblood	175,000(4)	209,952	—	384,952
Hamish R. McLennan	114,594(4)	209,952	—	324,546
Stephen Morro(6)	47,562(4)	399,999	375,131	822,692
Michael J. Regan	142,769(4)	209,952	—	352,721
Virginia Shanks	103,333(4)	209,952	—	313,285
Timothy Throsby	115,000(4)	209,952	—	324,952
Maria T. Vullo	115,000(4)	209,952	—	324,952

(1)
Reflects the grant date fair value of RSUs awarded during 2022 to all Eligible Directors (including the sign-on RSUs awarded to Mr. Morro in connection with his election to the Board on August 9, 2022). The grant date fair values are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”) and were determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For additional information, see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(2)
Reflects the grant date fair value of stock options awarded to Mr. Morro in connection with his election to the Board on August 9, 2022, computed in accordance with FASB ASC Topic 718. The fair value of the stock options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)
Reflects the consulting fees for Mr. Odell and Ms. Korsanos as described above.

(4)
Reflects annual retainers earned by Eligible Directors for 2022, except that in the case of Mr. Morro, the amounts are pro-rated to reflect the portion of the year he spent on the Board. In the case of any Eligible Director who changes committee assignments during the year, the applicable retainers are subject to a pro-rata adjustment to reflect the amount of time spent on the applicable committee during the year.

(5)
As described above, during 2022, Mr. Odell and Ms. Korsanos did not receive any additional compensation in respect of his or her services as a director.

(6)
Mr. Morro joined the Board, effective as of August 9, 2022.

The table below shows the number of stock options and unvested RSUs held by each of our directors as of December 31, 2022; except for Messrs. Wilson and Cottle, whose stock options and unvested RSUs are reflected in the Outstanding Equity Awards at Fiscal Year-End Table below:
Name	Stock Options (in shares)	RSUs
Jamie R. Odell	677,933(1)	2,500(2)
Antonia Korsanos	677,933(1)	2,500(2)
Kneeland C. Youngblood	10,000(3)	9,954(4)
Hamish McLennan	10,000(3)	3,840(5)
Stephen Morro	10,000(3)	—
Michael J. Regan	—	9,954(4)
Virginia Shanks	10,000(3)	3,840(5)
Timothy Throsby	10,000(3)	3,840(5)
Maria T. Vullo	10,000(3)	8,026(6)

(1)
Reflects two grants of stock options to each of Mr. Odell and Ms. Korsanos. 15,000 of the stock options held by each of Mr. Odell and Ms. Korsanos were granted on May 16, 2019 and August 26, 2019, respectively, with an exercise price of $20.74 and $17.26, respectively, and which vested and became exercisable on May 15, 2021 and August 21, 2021, respectively. The remaining 662,933 stock options held by each of Mr. Odell and Ms. Korsanos were granted on September 28, 2020, each with a three-year vesting schedule (subject to earlier vesting in the event certain specified stock-price thresholds were achieved, as described in more detail in “Compensation Arrangements with Mr. Odell and Ms. Korsanos”) and an exercise price of $35.42. One half of each of these stock option grants vested and become exercisable on each of May 28, 2021 and October 21, 2021 due to the achievement of the stock-price thresholds on such dates.

(2)
Reflects RSUs granted to Mr. Odell and Ms. Korsanos in respect of their consulting services before their election to the Board, which will vest on May 15, 2023 in the case of Mr. Odell and August 21, 2023 in the case of Ms. Korsanos.

(3)
Reflects stock options granted to Mr. Youngblood on August 6, 2018, Ms. Vullo on June 14, 2019, Mr. Throsby on October 7, 2020, Mr. McLennan on November 11, 2020, Ms. Shanks on June 11, 2021 and Mr. Morro on August 17, 2022 in connection with the applicable director joining the Board, each with a four-year vesting schedule and an exercise price of $37.35, $35.81, $34.12, $74.16 and $57.67, respectively. Mr. Youngblood’s stock options vested and became exercisable on the first four anniversaries of the date of grant. The first three installments of Ms. Vullo’s stock options vested and became exercisable on the first three anniversaries of the date of grant and the balance is scheduled to vest and become exercisable on the fourth anniversary of the date of grant. The first two installments of Messrs. McLennan and Throsby’s stock options vested and become exercisable on the first two anniversaries of the applicable date of grant and the balance is scheduled to vest and become exercisable in two equal installments on the third and fourth anniversaries of the applicable date of grant. The first installment of Ms. Shanks’ stock options vested and become exercisable on the first anniversary of the date of grant and the balance is scheduled to vest and become exercisable in three equal installments on the second, third and fourth anniversaries of the date of grant. Mr. Morro’s stock options will vest and become exercisable on the first four anniversaries of the date of grant.

(4)
For Messrs. Youngblood and Regan, reflects 1,928 RSUs granted on June 12, 2019, which will vest in full on June 12, 2023, 4,186 RSUs granted on June 10, 2020, with 2,093 shares to vest on each of June 10, 2023 and 2024; and 3,840 RSUs granted on June 8, 2022 which will vest in full on June 8, 2023.

(5)
For Messrs. McLennan and Throsby and Ms. Shanks, reflects 3,840 RSUs granted on June 8, 2022, which will vest in full on June 8, 2023.

(6)
For Ms. Vullo, reflects 4,186 RSUs granted on June 10, 2020, with 2,093 shares to vest on each of June 10, 2023 and 2024; and 3,840 RSUs granted on June 8, 2022 which will vest in full on June 8, 2023.

Director Stock Ownership Guidelines
The stock ownership guidelines are intended to align the financial interests of our officers and directors with the interests of our stockholders. Under the guidelines, directors (including our Executive Chair and Executive Vice Chair), other than our President and Chief Executive Officer, who is subject to the officer stock ownership requirements, are required to own the lesser of (i) the number of shares of our common stock equal to five times the director’s annual retainer divided by the preceding 200-day average closing price of such shares and (ii) 15,000 shares of our common stock. Shares of our common stock held directly or indirectly, including shares acquired upon the exercise of stock options, shares held within retirement and deferred compensation plans, time-vesting RSUs to be settled in shares and shares owned by immediate family members will count for purposes of the policy, whereas outstanding (vested or unvested) stock options and performance-conditioned RSUs will not count. Each covered director has five years to comply from the date the director became subject to the policy. At present, all of our covered directors are in compliance with the ownership guidelines. Mr. Odell and Ms. Korsanos (who each joined the Board in September 2020) will have until September 2025 to satisfy the required level of ownership, Ms. Shanks (who joined the Board in June 2021) will have until June 2026 to satisfy the required level of ownership and Mr. Morro (who joined the Board in August 2022) will have until August 2027 to satisfy the required level of ownership.

SECURITY OWNERSHIP
The following table sets forth certain information as to the security ownership of each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, each of our directors and director nominees, each of our named executive officers and all of our directors and executive officers as a group. The number of shares and the percentages of beneficial ownership set forth below are calculated as of April 10, 2023, unless otherwise noted, based on outstanding shares of 91,180,804. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.
Shares of Common Stock of the Company
Name and Address of Beneficial Owner	Number(1)	Percent(1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	10,769,197(2)	11.8%

Fine Capital Partners, L.P. 1350 Avenue of the Americas, Suite 1610 New York, New York 10019	9,079,617(3)	10.0%

Caledonia (Private) Investments Pty Limited Level 10, 131 Macquarie Street Sydney, NSW, 2000, Australia	8,300,234(4)	9.1%

The Vanguard Group – 23-1945930 100 Vanguard Blvd. Malvern, PA 19355	9,355,556(5)	10.3%

Jamie R. Odell	687,933	*
Matthew R. Wilson	109,237	*
Antonia Korsanos	685,433	*
Siobhan Lane	6,290	*
Hamish R. McLennan	68,553(6)	*
Stephen Morro	6,936	*
Michael J. Regan	80,689	*
Virginia E. Shanks	6,340	*
Timothy Throsby	21,603	*
Maria T. Vullo	18,289	*
Kneeland C. Youngblood	26,571	*
Constance P. James	31,424	*
James Sottile	91,001	*
Barry Cottle(7)	350,170	*
Patrick J. McHugh(8)	61,497	*
All current directors and executive officers as a group (consisting of 13 persons)(9)	1,840,299	2.0%

*
Represents less than 1% of the outstanding shares of common stock.

(1)
In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of April 10, 2023 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person. The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of April 10, 2023:

Mr. Odell — 2,500 RSUs and 677,933 stock options; Ms. Korsanos — 677,933 stock options; Mr. McLennan — 3,840 RSUs and 5,000 stock options; Mr. Regan — 3,840 RSUs; Ms. Shanks — 3,840 RSUs and 2,500 stock options; Mr. Throsby — 3,840 RSUs and 5,000 stock options; Ms. Vullo — 3,840 RSUs and 7,500 stock options; Mr. Youngblood — 3,840 RSUs and 10,000 stock options; Ms. James — 3,333 RSUs; and Mr. Sottile — 40,266 stock options.
(2)
Based on an amendment to Schedule 13G filed with the SEC on January 26, 2023 by Blackrock, Inc., reporting beneficial ownership as of December 31, 2022. The Schedule 13G states that Blackrock, Inc. has sole voting power with respect to 10,590,319 shares and sole dispositive power with respect to 10,769,197 shares.

(3)
Based on Form 4 filed with the SEC on March 6, 2023 by Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Ms. Debra Fine, reporting beneficial ownership as of March 6, 2023. An amendment to Schedule 13G filed with the SEC on February 14, 2023 by Fine Capital Partners, L.P., Fine Capital Advisors, LLC, Ms. Debra Fine and Adom Partners, L.P., reports beneficial ownership as of December 31, 2022 and states that Adom Partners, L.P. has shared voting power and shared dispositive power with respect to 5,099,109 shares.

(4)
Based on an amendment to Schedule 13G filed with the SEC on February 14, 2023 by Caledonia (Private) Investments Pty Limited, reporting beneficial ownership as of December 31, 2022. The Schedule 13G states that Caledonia (Private) Investments Pty Limited has sole voting power with respect to 8,300,234 shares and sole dispositive power with respect to 8,300,234 shares.

(5)
Based on an amendment to Schedule 13G filed with the SEC on April 10, 2023 by The Vanguard Group — 23-1945930, reporting beneficial ownership as of March 31, 2023. The Schedule 13G states that The Vanguard Group — 23-1945930 has shared voting power with respect to 66,130 shares, sole dispositive power with respect to 9,204,415 shares and shared dispositive power with respect to 151,141 shares.

(6)
Includes 5,000 shares held by Linyanti Holdings Pty Limited ATF McLennan Superannuation Fund, a retirement fund of which Mr. McLennan is the beneficiary, and 35,250 shares of common stock held by Londolozi Pty Limited ATF Londolozi Family Trust, of which Mr. McLennan serves as trustee.

(7)
Mr. Cottle resigned as President and Chief Executive Officer and as a member of the Board, effective August 30, 2022. Mr. Cottle’s beneficial ownership was determined as of the most recent date that was practicable for the Company, which was December 31, 2022 for the number of shares of our common stock held by Mr. Cottle.

(8)
Mr. McHugh’s employment with the Company as Executive Vice President and Group Chief Executive ceased upon the sale of the Lottery business on April 4, 2022. Mr. McHugh’s beneficial ownership was determined as of the most recent date that was practicable for the Company, which was March 22, 2022, for the number of shares of our common stock held by Mr. McHugh.

(9)
Includes 1,426,132 shares issuable upon exercise of stock options and 28,873 shares issuable upon vesting of RSUs as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of April 10, 2023.

The following table sets forth certain information regarding beneficial ownership of the equity securities of SciPlay by:
•
each of our directors and named executive officers, individually; and

•
all of our directors and executive officers, as a group.

The number of shares and the percentages of beneficial ownership set forth below are calculated as of April 10, 2023 based on outstanding shares of Class A common stock of 21,936,334 and Class B common stock of 103,547,021. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Number(1)	Percent(1)	Number(1)	Percent(1)
Directors and Named Executive Officers:
Jamie R. Odell	—	—	—	—	—
Matthew R. Wilson	—	—	—	—	—
Antonia Korsanos	—	—	—	—	—
Hamish R. McLennan	—	—	—	—	—
Patrick J. McHugh	—	—	—	—	—
Stephen Morro	—	—	—	—	—
Michael J. Regan	—	—	—	—	—
Virginia E. Shanks	—	—	—	—	—
Timothy Throsby	—	—	—	—	—
Maria T. Vullo	—	—	—	—	—
Kneeland C. Youngblood	—	—	—	—	—
Constance P. James	—	—	—	—	—
James Sottile	9,250	*	—	—	*
Barry Cottle(2)	318,001	—	—	—
Patrick J. McHugh(3)	—	—	—	—	—
All current directors and executive officers as a group (consisting of 13 persons)(4)	9,250	*	—	—	*

*
Represents less than 1% of the outstanding shares of Class A common stock or Class B common stock, as applicable.

(1)
In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of April 10, 2023 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person. The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of April 10, 2023: Mr. Sottile — 1,563 RSUs.

(2)
Mr. Cottle resigned as President and Chief Executive Officer and as a member of the Board, effective August 30, 2022. Mr. Cottle’s beneficial ownership was determined as of the most recent date that was practicable for the Company, which was December 31, 2022 for the number of shares of our common stock held by Mr. Cottle.

(3)
Mr. McHugh’s employment with the Company as Executive Vice President and Group Chief Executive ceased upon the sale of the Lottery business on April 4, 2022. Mr. McHugh’s beneficial ownership was determined as of the most recent date that was practicable for the Company, which was March 22, 2022, for the number of shares of our common stock held by Mr. McHugh.

(4)
Includes 1,563 shares issuable upon vesting of RSUs as to which the equivalent number of underlying shares may be acquired through conversion within 60 days of April 10, 2023.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and program, the compensation decisions made by the Compensation Committee and the matters considered in making such decisions. The Company’s executive compensation program is administered by the Compensation Committee, referred to in this section as the “Committee.” The Committee is responsible for determining the compensation of the Company’s President and Chief Executive Officer and other executive officers of the Company, and for overseeing the Company’s executive compensation program.
Our executive compensation program is designed to attract, reward and retain our executive officers. This Compensation Discussion and Analysis focuses on the compensation of our “named executive officers” for the fiscal year ended December 31, 2022, who were:
Executive	Position
Matthew Wilson(1)	President and Chief Executive Officer
Barry L. Cottle(1)	Former President and Chief Executive Officer
Constance P. James	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
James Sottile	Executive Vice President and Chief Legal Officer
Siobhan Lane(2)	Executive Vice President and Group Chief Executive, Gaming
Patrick J. McHugh(3)	Former Executive Vice President and Group Chief Executive, Lottery

(1)
Mr. Wilson succeeded Mr. Cottle as interim President and Chief Executive Officer on August 30, 2022, and Mr. Cottle’s employment with the Company terminated as of such date. Mr. Wilson was appointed President and Chief Executive Officer on October 10, 2022.

(2)
Ms. Lane was appointed Executive Vice President and Group Chief Executive, Gaming on October 10, 2022.

(3)
As Executive Vice President and Group Chief Executive, Lottery, Mr. McHugh’s employment with the Company ceased upon the sale of the Lottery business on April 4, 2022.

As used in this Compensation Discussion and Analysis and the tables and narratives that follow, “LWICP” refers to our annual management incentive compensation program.
Executive Summary
Light & Wonder is a leading cross-platform global games company with a focus on content and digital markets. Our portfolio of revenue-generating activities in our continuing operations primarily includes supplying game content and gaming machines, casino management systems and table game products and services to licensed gaming entities; providing social casino and other mobile games, including casual gaming, to retail customers; and providing a comprehensive suite of digital gaming content, distribution platforms, player account management systems, as well as various other iGaming content and services. We report our results of continuing operations in three business segments — Gaming, SciPlay and iGaming — representing our different products and services.
Previously, our revenue generating activities included providing instant and draw-based lottery products, lottery systems and lottery content and services to lottery operators (the “Lottery business”) along with providing sports wagering solutions to various gaming entities (the “Sports Betting business”). In 2021, we announced our intention, and subsequently entered into definitive agreements, to sell our Lottery business and our Sports Betting business (together, the “Divestitures”). The sale of our Lottery business was completed on April 4, 2022 and the sale of our Sports Betting business was completed on September 30, 2022.

Our 2022 executive compensation program reflected key business priorities relating to operational and financial considerations, including the continued innovation to provide best in class content and systems and support growth in our product lines and services worldwide, creation of cash flow available to reduce our debt, while continuing to invest in our business, and realization of ongoing cost savings.
Compensation Program Highlights for 2022
The following is a summary of the highlights of the Company’s executive compensation program:
•
Executive pay is substantially at risk because it largely consists of one or more types of performance-based compensation that vary in value based on our stock price, or that can only be earned upon achievement of pre-approved financial targets. The amount of 2022 at-risk pay as a percentage of total compensation for our President and Chief Executive Officer and the average for the other current named executive officers is shown below:

Executive	At-Risk Pay(1)
Mr. Wilson	80%
Other Current Named Executive Officers(2)	75%

(1)
Generally calculated based off total compensation, as reported in the “Summary Compensation Table”, excluding amounts included in the “All Other Compensation” column. At-Risk Pay generally consists of the grant date value of equity awards granted to the applicable executive and the value of the annual incentive compensation actually paid to the applicable executive. In the case of Mr. Wilson, in light of his appointment as President and Chief Executive Officer part-way through the year, At-Risk Pay is calculated based on his target compensation for such role.

(2)
Excludes Messrs. Cottle and McHugh, our former President and Chief Executive Officer and our former Executive Vice President and Group Chief Executive, Lottery, respectively.

•
We utilized three different performance metrics in our 2022 LWICP, to avoid undue emphasis on any one metric, and one-half of our annual equity grants for executive officers consisted of performance-based awards.

•
Achievement of the three LWICP performance metrics — revenue, subject to certain adjustments (“LWICP revenue”), AEBITDA, as reported in our earnings release, subject to further adjustments (“LWICP AEBITDA”), and free cash flow subject to certain adjustments (“LWICP free cash flow”) — provided for a payout under the terms of the LWICP to our named executive officers of between 105.7% and 109.6% of target. LWICP free cash flow was measured on a company-wide, including discontinued operations (“Combined”), basis for all executives, while each of LWICP revenue and LWICP AEBITDA was measured on a Consolidated basis (representing continuing operations) for all executives and on a business segment basis for those executives who managed a business segment. LWICP revenue, LWICP AEBITDA and LWICP free cash flow are non-GAAP financial measures with reconciliation provided in Appendix A.

•
Each of our executive officers volunteered to reduce their payouts under the 2022 LWICP to 103.0% or 103.5% of target, with the amount of the reductions being distributed to other LWICP participants in recognition of their contributions to the Company’s success during the year.

•
Annual bonuses have varied over the past five years as shown below.

Annual Bonus Achievement as a % of Target Bonus Opportunity
Executive Officers with Company-wide Responsibilities
2018	2019	2020	2021	2022
25.5%	20.0%	25.0%	139.9%	109.3%(1)

(1)
Actual payouts voluntarily reduced to 103.0%.

•
One-half of the 2022 equity awards for each executive officer vest based on the achievement of performance goals. Half of the performance-based awards are subject to a total shareholder return target, and the remaining half are subject to an AEBITDA target with outcomes that will be determined by the Committee in 2025.
•
In connection with our President and Chief Executive Officer transition, the Committee evaluated the compensation mix provided to our President and Chief Executive Office in light of market practice, and determined to lower the amount of cash compensation provided to Mr. Wilson compared to Mr. Cottle. As a result, compared to Mr. Cottle, a greater portion of Mr. Wilson’s target compensation is “at-risk” and tied to the performance of the Company and a greater portion consists of equity, resulting in a stronger link between Mr. Wilson’s compensation and the returns realized by stockholders.

Commitment to Good Governance and Best Practices
As part of its ongoing review of our executive compensation program, the Committee considers the results of our last “say on pay” proposal (approved by approximately 96.85% of the votes cast at the 2022 annual meeting of stockholders). As a result of such strong stockholder support, the Committee did not consider significant changes to our compensation program to be necessary, and continued the practices that resulted in such strong support, including using multiple metrics for each performance-based element of our compensation program, setting an aggressive payout curve for our LWICP that requires 85% of a target metric to be achieved before an award is payable and utilizing relative total shareholder return as a metric for our annual equity awards, while also taking advantage of opportunities, such as our President and Chief Executive Officer transition, to increase the portion of our executives’ compensation that is at-risk and tied to stockholder returns.
To ensure its commitment to good governance of our executive compensation program, the Committee and the Board continued a number of policies that are viewed favorably by our stockholders, including:
•
No guaranteed salary increases. Our named executive officers are not entitled to contractual inflation-based salary increases.

•
Challenging, but achievable, financial objectives for annual bonus and performance-based equity awards. Performance metrics support important business priorities, and in 2022 we used three metrics to avoid undue emphasis on any one performance goal. In general, no LWICP bonus was payable unless at least 85% of the targeted amount was achieved, and the payout percentage at the target threshold was only 25% of an executive’s target bonus opportunity.

•
Inclusion of performance-conditioned equity awards. One-half of the 2022 equity awards granted to executive officers vest based on the achievement of performance goals. We also split equity awards between two different performance goals, to ensure appropriate alignment between incentive compensation and our long-term business goals.

•
Stock ownership guidelines. The Company’s stock ownership guidelines apply to our directors, President and Chief Executive Officer and executive officers who report directly to our President and Chief Executive Officer. The guidelines encourage a long-term perspective in managing the Company and further align the interests of our executive officers and directors with the interests of stockholders. See “— Corporate Governance Policies — Stock Ownership Guidelines” below for additional information.

•
Clawback policy. The Company’s “clawback” policy subjects cash and equity incentive compensation paid to senior executives (including the named executive officers) to recovery in the event that the Company’s financial statements are restated due to fraud or gross misconduct by the applicable executives. We will update our clawback policy to comply with NASDAQ’s listing requirements, once finalized. See “— Corporate Governance Policies — Clawback Policy” below for additional information.

•
No hedging and no pledging policies. The Company prohibits employees and directors from engaging in hedging transactions and from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan. See “— Corporate Governance Policies — No Hedging and No Pledging Policies” below for additional information.

•
Independent compensation consulting firm. The Committee benefits from its use of an independent compensation consulting firm, CAP, which provides no other services to the Company.

•
Periodic risk assessment. The Committee has concluded that our executive compensation program does not encourage behaviors that would create risks reasonably likely to have a material adverse effect on the Company.

•
No excise tax gross-ups. We do not agree to pay excise tax gross-ups.

•
No loans to executive officers. We do not make personal loans to our executive officers.

Objectives and Components of Compensation Program
The objectives of our executive compensation program are to attract and retain executive talent, to encourage and reward excellent performance by executives whose contributions drive the success of the Company and to create value for our stockholders. The program is structured to provide compensation packages that are competitive with the marketplace, to reward executives based on Company and, in certain circumstances, individual performance, to encourage long-term service and to align the interests of management and stockholders through incentives that encourage annual and long-term results.
The principal components of the Company’s executive compensation program consist of base salaries, annual performance-based incentive compensation and long-term incentive compensation. The Company also has employment agreements and other arrangements with named executive officers that include severance and change of control protections. The following is a description of the Company’s compensation elements and the objectives they are designed to support:
Element of Compensation	Rationale	Linkage to Compensation Objective
Base Salary	• Provides fixed level of compensation	• Attracts and retains executive talent
Annual Incentive Compensation
•
Target level of annual incentive compensation provides an attractive total incentive opportunity that incentivizes achievement of the Company’s financial goals by tying payouts to Company financial performance, with actual annual incentive compensation payouts depending upon Company and, in certain circumstances, individual performance

•
Fosters excellent business performance

•
Aligns executive and stockholder interests by linking all or a portion of compensation to the annual performance of the Company

•
Attracts and retains executive talent

Long-Term Incentive Compensation (time- and performance-vesting RSUs)
•
Target level of long-term incentive compensation provides a market-competitive equity opportunity

•
Conditioning certain equity awards upon achievement of multi-year financial performance targets or share price appreciation relative to a market index aligns executive pay with stockholder interests

•
Time-vesting RSUs promote executive retention

•
Aligns executive and stockholder interests by linking a portion of compensation to long-term Company performance

•
Fosters excellent business performance that creates value for stockholders

•
Attracts and retains executive talent

•
Encourages long-term service

Element of Compensation	Rationale	Linkage to Compensation Objective
Severance and Change of Control Protections
•
Severance provisions under employment agreements provide benefits to ease an employee’s transition in the event of an unexpected employment termination by the Company due to changes in the Company’s employment needs

•
Change in control protections encourage employees to remain focused on the best interests of the Company in the event of rumored or actual fundamental corporate changes

• Attracts and retains executive talent • Encourages long-term service
Base Salary
The base salaries of the Company’s executive officers are reviewed on an annual basis in light of the competitive marketplace, the executive officer’s responsibilities, experience and contributions and internal equity considerations. Internal equity in this context means ensuring that executives in comparable positions are rewarded comparably. In connection with their respective promotions to Chief Executive Officer and Group Chief Executive, Gaming, Mr. Wilson received a base salary increase from $750,000 to $1,300,000 and Ms. Lane received a base salary increase from $550,000 to $750,000, in each case, effective October 10, 2022.
Annual Incentive Compensation
The Committee reviews the design of the LWICP each year with a view to realizing desired corporate objectives and in light of management’s recommendation as to financial targets and payout structure. In recent years, this review has focused on structuring an annual bonus payout scale that the Committee deems appropriate in light of our growth objectives, our commitment to pay down debt and our interest in managing incentive compensation costs. For 2022, the Committee approved an annual bonus payout structure under which achievement of targeted financial performance would generally result in the payout of the executive officer’s target bonus opportunity. In general, achievement of 85% or 130% or greater of financial targets would result in payouts of 25% and 200%, respectively, of an executive’s target bonus opportunity with respect to that metric. Achievement of below 85% of a financial target would result in no payout with respect to that metric.
For 2022, annual bonuses under the LWICP for our executives with Company-wide responsibilities were earned based on the Company’s performance, relative to pre-determined financial targets based on LWICP revenue and LWICP AEBITDA, each measured on a Consolidated basis, and LWICP free cash flow, measured on a Combined basis. For executives who oversee a business segment, annual bonuses were determined based on a combination of overall Company metrics, with LWICP revenue and LWICP AEBITDA measured on a Consolidated basis and LWICP free cash flow measured on a Combined basis and business segment financial targets, as set forth in more detail below. LWICP revenue, LWICP AEBITDA and LWICP free cash flow are non-GAAP metrics, and a reconciliation of these metrics is provided in Appendix A. In all cases, annual bonuses were not guaranteed, even if the financial goals were achieved, and the Committee retained discretion to adjust bonus payouts if it thought circumstances, including an executive’s individual performance, warranted it.

Based on the 2022 LWICP structure, the named executive officers had the following bonus opportunities:
Executive	Threshold Annual Bonus Opportunity (% of Base Salary)	Target Annual Bonus Opportunity (% of Base Salary)	Maximum Annual Bonus Opportunity (% of Base Salary)
Mr. Wilson	(1)	(1)	(1)
Mr. Cottle	25%	100%	200%
Ms. James	19%	75%	150%
Mr. Sottile	19%	75%	150%
Ms. Lane	(2)	(2)	(2)
Mr. McHugh	19%	75%	150%

(1)
As a result of Mr. Wilson’s promotion to President and Chief Executive Officer on October 10, 2022, his annual bonus was calculated based on a target percentage of 75% of an annual salary rate of $750,000 and based on a combination of company-wide and Gaming business segment results through October 10, 2022 and a target percentage of 100% of an annual salary rate of $1,300,000 and solely on company-wide results for the remainder of the year.

(2)
As a result of Ms. Lane’s promotion to Executive Vice President and Group Chief Executive, Gaming on October 10, 2022, her annual bonus was calculated based on a target percentage of 75% of an annual salary rate of $550,000 and based on a combination of company-wide and Gaming business segment results through October 10, 2022 and a target percentage of 75% of an annual salary rate of $750,000 and solely on company-wide results for the remainder of the year.

The tables below set forth the specific financial targets used to measure the Company’s performance and determine payouts under the 2022 LWICP:
Consolidated:
		Annual Bonus Payout as Percentage of Target Award
		Threshold 25%	Target 100%	110%	125%	175%	Max 200%
LWICP Revenue	Target ($) (millions)	$2,107	$2,479	$2,603	$2,727	$2,975	$3,223
	% of Target	85%	100%	105%	110%	120%	130%
LWICP AEBITDA	Target ($) (millions)	$760	$894	$939	$983	$1,073	$1,162
	% of Target	85%	100%	105%	110%	120%	130%
LWICP Free Cash Flow(1)	Target ($) (millions)	$72	$85	$89	$94	$102	$111
	% of Target	85%	100%	105%	110%	120%	130%

(1)
Represents LWICP free cash flow on a Combined basis.

Gaming Business Segment:
		Annual Bonus Payout as Percentage of Target Award
		Threshold 25%	Target 100%	110%	125%	175%	Max 200%
LWICP Revenue	Target ($) (millions)	$1,318	$1,551	$1,629	$1,706	$1,861	$2,016
	% of Target	85%	100%	105%	110%	120%	130%
LWICP AEBITDA	Target ($) (millions)	$646	$760	$798	$836	$912	$988
	% of Target	85%	100%	105%	110%	120%	130%
For employees with Company-wide responsibilities, which included Messrs. Cottle and Sottile, Ms. James, and, following his promotion to President and Chief Executive Officer, Mr. Wilson, annual bonus amounts were determined based solely on the performance of the entire Company. For employees generally, the metrics used were LWICP revenue and LWICP AEBITDA, each measured on a Consolidated basis and with a 50% weighting. For executive officers, LWICP free cash flow, measured on a Combined basis, was also used, so that each metric was given a 33.3% weighting. For leaders of a business segment, which included Ms. Lane and, prior to his promotion to President and Chief Executive Officer, Mr. Wilson, annual bonus amounts were determined based on a combination of Company performance against the company-wide metrics and achievement against the applicable metrics for the business segment for which the leader is primarily responsible. In the case of Ms. Lane prior to her appointment as Group Chief Executive, Gaming, each of the four metrics (Consolidated and Gaming LWICP revenue and LWICP AEBITDA) had a 25% weighting, and in the case of each of Mr. Wilson and Ms. Lane during their tenure as Group Chief Executive, Gaming, LWICP free cash flow, measured on a Combined basis, had a 33% weighting, and each other metric had a 17% weighting. Although 2022 targets for the metrics measured on a Consolidated basis are lower than the corresponding targets and actual performance for 2021, this is in order to reflect the fact that the metrics were measured set and performance was without taking into account the business segments that were the subject of the Divestitures. 2022 targets for the metrics for our Gaming business segments were set at levels that were higher than the corresponding targets and actual performance for 2021. In the case of LWICP free cash flow, the target was set below the target and actual outcomes for 2021 because of payments in connection with the Divestitures that would be incurred in 2022, including cash taxes that were required to be paid in respect of the Divestitures (which ultimately amounted to $641 million).
Annual Bonus Results
LWICP results for 2022 for each of the metrics described above are shown in the table below.
	2022 ($ millions)
	100% Target Achievement (100% payout)	LWICP Results(1)	Results (% of Target Achievement)	Payout %	Consolidated Weighted Payout (% of Target Bonus)(2)	Gaming Weighted Payout (% of Target Bonus)(3)
LWICP revenue	$2,479	$2,520	101.7%	103.3%	34.4%	17.2%
LWICP AEBITDA	$894	$904	101.2%	102.4%	34.1%	17.1%
LWICP Free Cash Flow(4)	$85	$93	109.0%	122.0%	40.7%	40.7%(5)
Gaming LWICP Revenue	$1,551	$1,614	104.1%	108.1%	N/A	18.0%
Gaming LWICP AEBITDA	$760	$763	100.5%	101.0%	N/A	16.8%
	Weighted Total:				109.3%	109.8%

(1)
Refer to Appendix A for reconciliation of LWICP revenue, LWICP AEBITDA and LWICP free cash flow metrics, which are non-GAAP financial measures.

(2)
Weighted payout for executives with Company-wide responsibilities, which includes Messrs. Cottle and Sottile, Ms. James, and, following his appointment as President and Chief Executive Officer on October 10, 2022, Mr. Wilson.

(3)
Weighted payout for executives with responsibility for the Gaming business segment, which includes Ms. Lane and, prior to his appointment as President and Chief Executive Officer, Mr. Wilson.

(4)
Represents LWICP free cash flow on a Combined basis.

(5)
Payout for Ms. Lane was determined based on, prior to her appointment as Executive Vice President and Group Chief Executive, Gaming, an equal weighting of four metrics, LWICP revenue and LWICP AEBITDA, each measured on a Consolidated basis and with respect to the Gaming basis, and, following her appointment as Executive Vice President and Group Chief Executive, Gaming, Combined LWICP free cash flow, with a 33% weighting, and with an equal weighting for the four remaining metrics.

Summary
The table below shows the annual bonuses that were payable to each named executive officer for 2022 based on actual achievement with respect to the performance metrics. However, each of our executive officers proposed that his or her annual bonus should be reduced to the amount that would have been payable if the LWICP free cash flow metric measured on a Combined basis had been achieved at target (actual achievement was 122% of target). The executives proposed that the amounts that they would forgo be distributed to other employees of the Company in order to recognize their performance and contributions to the Company’s success in 2022, including the completion of the Divestitures. The Committee approved the proposal of the executive officers, and therefore the table below also shows the actual amount that was payable to each named executive officer, as well as the amount by which his or her bonus was reduced:
Executive	Annual Bonus Award	Award as a % of Target Annual Bonus Opportunity	Annual Bonus Award Paid	Award Paid as a % of Target Annual Bonus Opportunity	Award Paid as a % of End of Year Base Salary	Amount of Annual Bonus Award Forgone
Mr. Wilson(1)	$818,656	109.6%	$771,390	103.3%	59.3%	$47,266
Mr. Cottle(2)	—	—	—	—	—	—
Ms. James	$614,812	109.3%	$579,376	103.0%	77.3%	$35,436
Mr. Sottile	$573,826	109.3%	$540,750	103.0%	77.3%	$33,076
Ms. Lane(3)	$475,452	105.7%	$465,750	103.5%	62.1%	$9,702
Mr. McHugh(4)	—	—	—	—	—	—

(1)
As a result of Mr. Wilson’s promotion to President and Chief Executive Officer on October 10, 2022, his annual bonus was calculated based on a target percentage of 75% of an annual salary rate of $750,000 and based on a combination of company-wide and Gaming business segment results through October 10, 2022 and a target percentage of 100% of an annual salary rate of $1,300,000 and solely on company-wide results for the remainder of the year.

(2)
As a result of Mr. Cottle’s resignation of employment from the Company, he did not receive an annual bonus award.

(3)
As a result of Ms. Lane’s promotion to Executive Vice President and Group Chief Executive, Gaming on October 10, 2022, her annual bonus was calculated based on a target percentage of 75% of an annual salary rate of $550,000 through October 10, 2022 and a target percentage of 75% of an annual salary rate of $750,000 and solely on company-wide results for the remainder of the year. Ms. Lane’s annual bonus was calculated based on a combination of company-wide and Gaming business segment results for the entire year, other than LWICP free cash flow, which only applied for her beginning October 10, 2022.

(4)
In light of the impending divestiture of the Lottery business, Mr. McHugh did not participate in the 2022 LWICP.

Long-Term Incentive Compensation
Annual Equity Awards
The Company’s executive officers received annual long-term incentive compensation awards, comprised of time-vesting and time- and performance-vesting RSUs, which link their compensation to the long-term performance of the Company, align their interests with stockholders and encourage long-term service. Under the current equity award opportunity guidelines, eligible executives have a target annual equity award opportunity equal to a designated percentage of their base salary (with the actual award determined on or prior to the grant date, in the discretion of the Committee). Long-term incentive opportunities are the largest component of variable compensation for the executives, which appropriately ties a significant proportion of their compensation to the long-term performance of the business. The target annual equity award opportunities for 2022 are shown below:
Executive(1)	Target Equity Award Opportunity for 2022 (% of Salary)
Mr. Wilson(2)	200%
Mr. Cottle(3)	250%
Ms. James	200%
Mr. Sottile	175%
Ms. Lane(4)	153%

(1)
In light of the pending divestiture of the Lottery business, the Committee exercised its discretion to not grant annual equity awards to employees of the Lottery business, including Mr. McHugh.

(2)
Mr. Wilson’s target equity award opportunity as a percentage of his salary was increased to 300% in connection with his promotion to President and Chief Executive Officer on October 10, 2022.

(3)
Mr. Cottle’s 2022 annual equity awards were forfeited upon his resignation of employment from the Company.

(4)
At the time annual grants were determined for 2022, Ms. Lane was Chief Commercial Officer of the Gaming business. Although the structure of her equity awards was determined by the Committee, since she was not an executive officer, the grant date value of her equity awards was determined by senior management and approved by Mr. Cottle, within the parameters established by the Committee.

For the 2022 grants, the Company set the proportion of performance-conditioned awards to half of the executive’s total target award value. All awards were granted in the form of RSUs. Half of the performance-conditioned awards vest subject to the Company’s achievement of total shareholder return targets relative to the S&P 400 average total shareholder return (“TSR RSUs”). The other half of the performance-conditioned awards vest subject to the Company’s achievement of certain AEBITDA targets (“AEBITDA RSUs”). The combination of TSR RSUs and AEBITDA RSUs is designed to incentivize achievement of long-term financial goals and strong stock price performance above that of the broader market. Performance-conditioned awards pay out at 50% of target if threshold performance is achieved, and the maximum payout (100% of target) occurs if target performance is achieved. There is no additional payout for performance above target.
Information regarding the 2022 annual equity awards is set forth below:
Executive	Date of Grants	Time-Vesting RSUs(1)	TSR RSUs(2)	AEBITDA RSUs(2)
Mr. Wilson	03/25/2022	12,600	6,300	6,300
Mr. Cottle(3)	03/25/2022	37,802	18,901	18,901
Ms. James	03/25/2022	12,600	6,300	6,300
Mr. Sottile	03/25/2022	10,290	5,145	5,145
Ms. Lane	03/25/2022	6,930	3,465	3,465

(1)
Awards vest in three annual installments beginning on March 20, 2023.

(2)
Awards vest on March 20, 2025 contingent on achievement of performance conditions by December 31, 2024. Vesting will be between 50% and 100% of the target number of awards if at least performance threshold is achieved, otherwise the awards will be forfeited. The number of awards shown in the table is based on target performance.

(3)
Mr. Cottle’s 2022 annual equity awards were forfeited upon his resignation of employment from the Company.

Other Equity Awards
In May 2022, the Committee granted Ms. James an award of 10,000 RSUs, vesting in three annual installments beginning on May 1, 2023. In granting this award, the Committee took into consideration the fact that Ms. James had assumed the position of Chief Financial Officer shortly after one of the Divestitures had been announced and while the other was being negotiated, had been a significant contributor to the successful completion of the divestiture of the Lottery business, which resulted in the Company receiving approximately $5.7 billion in gross cash proceeds and the Company’s rebranding as Light & Wonder and was expected to be a significant contributor to a successful completion of the divestiture of the Sports Betting business and the Company’s ongoing restructuring and transformation. The Committee also took into consideration that, due to Ms. James’ 2021 annual incentive award being calculated primarily based on her salary prior to her promotion to Chief Financial Officer, her total compensation received was below market, as well as below that of her peers. Taking into account these factors, the Committee determined that a grant of

RSUs vesting over several years would further align Ms. James’ incentives with those of our stockholders, recognize her efforts towards a successful completion of the divestiture of the Lottery business at the same time as she assumed the position of Chief Financial Officer of a public company for the first time, help ensure her retention and continued focus on the divestiture of the Sports Betting business and the Company’s ongoing transformation and more appropriately align her compensation with that of her peers and the broader market.
In September 2022, the Committee considered the performance of Mr. Sottile over the preceding year, including in spearheading the efforts to negotiate the definitive agreements for, and successfully complete, the Divestitures, including negotiating an amendment to the agreement to divest our Sports Betting business that increased the speed and certainty of reaching a successful closing, and assisting the Company in successfully navigating the transition from Mr. Cottle to Mr. Wilson as President and Chief Executive Officer. The Committee also considered that the continued retention of Mr. Sottile following the President and Chief Executive Officer transition would be critical. Therefore, in order to appropriately compensate Mr. Sottile for his efforts over the preceding year and to help ensure his continued retention, the Committee granted Mr. Sottile an award of 10,000 RSUs, vesting in three annual installments beginning on October 1, 2023.
Retirement Plans
Executive officers are eligible to participate in our 401(k) retirement plan under the same rules that apply to other employees. Historically the Company has made a matching contribution of 100% of the first 1% of contributions and 50% of the next 5% of contributions (for a match of up to 3.5% of eligible compensation).
Other 2022 Compensation
In connection with the sale of the Lottery business, the Committee approved the Senior Executive Divestiture and Retention Program (the “SEDRP”) in 2021 in order to retain key employees of the Lottery business, including Mr. McHugh, and incentivize them to work towards a speedy and successful completion of such sale. The SEDRP provided that Mr. McHugh would receive, upon the completion of the sale of the Lottery business and subject to Mr. McHugh’s continued employment through such sale: (i) a retention and incentive payment with a value determined based on the value realized by the Company in connection with such sale (the “Sale Bonus”); (ii) a bonus equal to 50% of Mr. McHugh’s annual base salary ($300,000) if the Company had also entered into definitive agreements to renew certain business contracts with the Pennsylvania Lottery; and (iii) a bonus equal to 50% of Mr. McHugh’s annual base salary ($300,000) if Mr. McHugh’s direct reports were retained through at least the completion of such sale. All of the foregoing amounts were subject to the completion of a sale of the Lottery business and could be paid in the form of cash, Company equity, the vesting of equity awards that would otherwise be forfeited in connection with such sale or any combination of the foregoing. Based on the approximately $5.7 billion in gross cash proceeds received by the Company as a result of the completion of the sale of the Lottery business, the Committee determined that Mr. McHugh had earned a Sale Bonus equal to $7,380,000, or approximately 0.1% of the value realized by the Company, and that the Sale Bonus would be payable, to the maximum extent possible, through the acceleration of time-based equity awards that Mr. McHugh would have otherwise forfeited as a result of such sale, resulting in the accelerated vesting of equity awards with a value of $1,875,833, and a cash payment of $5,504,167. In addition, Mr. McHugh earned the other bonuses provided for under the SEDRP in full, which amounts were paid in cash.
The SEDRP also provided for certain severance payments in the event Mr. McHugh’s employment with the buyer of the Lottery business was terminated within 12 months of the closing of the sale of the Lottery business, less any severance payments Mr. McHugh would be entitled to receive from such buyer, which severance would generally only become payable in the event such buyer did not comply with the terms of Mr. McHugh’s employment agreement with the Lottery business. As a result of Mr. McHugh’s continued employment with the buyer of the Lottery business through the one-year anniversary of the completion of the sale of the Lottery business, no such severance became payable and Mr. McHugh will not be eligible for such severance.
Corporate Governance Policies
Stock Ownership Guidelines
The Committee previously approved stock ownership guidelines requiring our directors, President and Chief Executive Officer and executive officers who report to our President and Chief Executive Officer to acquire and maintain a meaningful ownership interest in the Company. These guidelines are intended to encourage a long-term perspective in managing the Company and to further align the interests of our executive officers and directors with the interests of our stockholders. Covered individuals are required to own the lesser of (i) a number of shares of our common stock equal to a specified multiple of annual base salary (or in the case of directors, other than our President and Chief Executive Officer, annual cash retainer for Board service) divided by the preceding 200-day average closing price of such shares and (ii) a fixed number of shares of our common stock. The stock ownership requirement varies based on position, as shown in the table below. Shares of our common stock held directly or indirectly, including shares acquired upon the exercise of stock options, shares held within retirement and deferred compensation plans, time-vesting RSUs to be settled in shares and shares owned by immediate family members will count for purposes of the policy, whereas outstanding (vested or unvested) stock options and performance-conditioned RSUs will not count. Covered individuals will have five years to comply from the date the individual became subject to the policy or to an increased level under the policy. We expect covered individuals who do not meet the ownership requirements to retain at least 50% of the shares of our common stock that vest or are acquired upon exercise of stock options, net of applicable taxes, until the ownership requirements are met.
Job Level	Minimum Required Ownership Interest
President and Chief Executive Officer	Lesser of five times annual base salary and 475,000 shares
Chief Financial Officer and Group Chief Executives	Lesser of two times annual base salary and 70,000 shares
Other Executive Officers Reporting to the President and Chief Executive Officer	Lesser of annual base salary and 25,000 shares
The following table summarizes the ownership of our named executive officers against these guidelines as of December 31, 2022. All of our current named executive officers are in compliance with our guidelines.
	Lesser Of
Name	Ownership Requirement (# of Shares Based on Multiple of Salary)	Ownership Requirement (# of Shares/ Units)	Ownership (# of Shares/ Units)
Mr. Wilson	120,918	475,000	163,823
Ms. James	27,904	70,000	64,265
Mr. Sottile	13,022	25,000	97,443
Ms. Lane	27,904	70,000	28,156
Clawback Policy
The Committee and the Board have previously approved a cash and equity compensation “clawback” policy. Under the policy, the Committee may, in its discretion, take any one or more of the following actions in the event of a restatement of our financial statements that the Committee determines was due to an executive’s fraud or gross misconduct:
•
cancel the executive’s outstanding incentive compensation awards (defined as annual cash bonus and equity compensation, whether or not vested);

•
disqualify the executive from receiving future incentive compensation awards;

•
recoup incentive compensation paid or awarded to the executive from and after the date that is one year before the events giving rise to the restatement were discovered; and/or

•
recoup the executive’s gains from the sale of shares awarded as incentive compensation or the exercise of stock options from and after the date that is one year before the events giving rise to the restatement were discovered.

On October 26, 2022, the SEC adopted rules implementing the clawback provisions of the Dodd-Frank Act. The final rules direct the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. On

February 22, 2023, NASDAQ released its proposed version of the requirements. We intend to timely amend and restate our clawback policy to reflect NASDAQ’s final requirements, once effective.
No Hedging and No Pledging Policies
The Committee also approved a policy prohibiting employees, officers and directors from hedging or engaging in similar transactions or arrangements designed to protect against declines in the market price of our securities (including the securities of the Company’s affiliates) and a policy prohibiting employees, officers and directors from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan. In particular, employees, officers and directors may not:
•
purchase or sell options (e.g., puts, calls and collars) relating to our securities;

•
purchase or sell other derivative securities designed to hedge or offset any decrease in the market value of our securities;

•
engage in short sales of the Company’s securities, including a “sale against the box”;

•
have standing orders regarding the Company’s securities unless used only for a very brief period of time, except for purchases and sales under a Rule 10b5-1 trading plan that is approved by the Company’s Chief Legal Officer;

•
hold the Company’s securities in a margin account; or

•
pledge the Company’s securities as collateral for a loan.

Peer Group
As a general matter, the Committee uses compensation data derived from a peer group of companies as a general indicator of relevant market conditions for both executives’ and non-employee directors’ compensation, but does not set specific benchmark targets for total executive or non-employee director compensation or for individual elements of executive or non-employee director compensation.
In November 2021, in connection with the anticipated Divestitures, the Committee, in consultation with its independent consultant, CAP, approved a peer group of 15 companies, primarily focused on gaming and content creators in order to align with the Company’s streamlined business portfolio following the Divestitures, which the Committee used in fiscal year 2022. The peer group is comprised of Activision Blizzard, Inc., Aristocrat Leisure Limited, Boyd Gaming Corporation, Caesars Entertainment, Inc., DraftKings Inc., Electronic Arts Inc., Everi Holdings Inc., IAC Inc., International Game Technology PLC, MGM Resorts International, PENN Entertainment, Inc., Playtika Holding Corp., Take-Two Interactive Software, Inc., Wynn Resorts, Limited and Zynga Inc. (subsequently acquired by Take-Two Interactive Software). As measured following the third quarter of fiscal 2022, the Company’s trailing 12-month revenue was at the 12th percentile, while our market capitalization was at the 39th percentile, of the peer group.
Role of Management
The Committee works directly with our Chief People Capability Officer on our executive compensation program and receives recommendations from the President and Chief Executive Officer regarding the compensation of executive officers, other than with respect to the President and Chief Executive Officer’s own compensation. The Committee has the authority to follow these recommendations or make different determinations in its sole discretion. Because Ms. Lane was not an executive officer prior to October 2022, decisions regarding Ms. Lane’s compensation prior to such date were made by the relevant members of senior management, subject to the framework established by the Committee for senior employees of the Company.
Role of Compensation Consultant
The Committee has the sole authority to select and retain outside compensation consultants or any other consultants, legal counsel or other experts to provide independent advice and assistance in connection with the execution of its responsibilities. The Committee has engaged CAP to provide such independent advice, including:

•
attending scheduled meetings of the Committee and providing advice and context on matters discussed in the meetings;

•
periodically reviewing and recommending updates to our compensation peer group;

•
conducting competitive compensation reviews with respect to senior executives and non-employee directors;

•
advising on long-term incentive programs generally, as well as on alternatives to historical equity grants;

•
advising the Committee on legal and regulatory developments;

•
advising on certain policies, including policies relating to stock ownership guidelines, compensation clawbacks and hedging prohibitions;

•
advising on the design of annual incentives under the LWICP; and

•
assisting in the review of the Company’s compensation policies and practices, with a focus on incentive programs, from a risk management perspective.

CAP generally attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee’s Chair or the Committee’s other members outside of meetings. CAP was retained by and reports directly to the Committee, which determines the scope of requested services and approves fee arrangements for its work, and CAP does not provide any other services to, or receive any other fees from, the Company without the prior approval of the Committee’s Chairman.
In 2022, the Committee reviewed the independence of CAP in light of the criteria set forth in the final rules relating to compensation consultant independence that were issued by the SEC in June 2012. Based on this review, the Committee is satisfied that no conflicts of interest exist that interfere with the independence of CAP, and CAP is fully able to provide to the Committee independent advice regarding executive and non-employee director compensation.
Compensation Program as it Relates to Risk
The Company’s management and the Committee, with the assistance of CAP, periodically review the Company’s compensation policies and practices, focusing particular attention on incentive programs, so as to ensure that they do not encourage excessive risk-taking by the Company’s employees. Specifically, this review includes the LWICP (in which executives generally participate), the Company’s business segment bonus and commission plans (in which other employees participate) and the Company’s long-term incentive plan. As discussed above, the LWICP is generally designed to reward achievement of annual results when measured against performance metrics, whereas the annual equity incentive program is designed to link a portion of compensation to long-term Company performance. Management and the Committee do not believe that the Company’s compensation program creates risks that are reasonably likely to have a material adverse impact on the Company for the following reasons:
•
our incentive programs appropriately balance short- and long-term incentives, with a significant percentage of total compensation for the senior executive team provided in the form of incentive compensation focused on the Company’s long-term performance;

•
the LWICP has historically used multiple financial performance metrics that encourage executives and other employees to focus on the overall health of the business rather than on a single financial measure;

•
a qualitative assessment of individual performance is generally a component of individual compensation payments;

•
annual bonuses under the LWICP and business segment plans are capped;

•
the Committee approved stock ownership guidelines applicable to senior executives and directors, a clawback policy with respect to cash and equity incentive compensation and a hedging and pledging policy prohibiting transactions designed to protect against declines in the market price of our common stock or where our common stock is used as collateral for a loan;

•
executive officers and certain other key employees with access to material nonpublic information must obtain permission from the Company’s Chief Legal Officer to trade in shares of our common stock, even during an open trading period;

•
Board and management processes are in place to oversee risk associated with the LWICP and business segment plans, including periodic business performance reviews by management and regular bonus accrual updates to the Committee; and

•
the Company’s risk management processes — including the Company’s enterprise risk management program, Code (and related training), strong ethics and compliance function that includes suitability reviews of customers and other persons and entities with which the Company does business, internal approval processes and legal department review of contracts — mitigate the potential for undue risk-taking.

Employment Agreements; Severance and Change in Control Arrangements
We typically enter into employment agreements with our executive officers. The agreements specify duties and minimum compensation commitments. The agreements also provide for severance benefits in certain circumstances and impose restrictive covenants that relate to, among other things, confidentiality and competition. The Committee believes that employment agreements with our executive officers are generally desirable as a means to attract executive talent, encourage long-term service, obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition, impose restrictive covenants and, where practicable, provide severance and other terms and conditions comparable to those provided to similarly situated executives.
The severance protection provided under employment agreements assists the Company in attracting and retaining executives and is designed to ease an executive’s transition in the event of an unexpected termination by the Company due to changes in the Company’s employment needs. Severance provisions that are included in the agreements do not generally enhance an employee’s current income, and therefore are generally independent of the direct compensation decisions made by the Committee from year to year.
The Company has change in control provisions in the Company’s 2003 Incentive Compensation Plan (as amended and restated, the “2003 Plan”) such that unvested stock options, RSUs and other equity awards would generally accelerate upon a change in control (as defined in the 2003 Plan). These provisions apply to all 2003 Plan participants.
In 2020, as a result of the announcement that MacAndrews & Forbes was exploring a possible sale of our common stock that it held, the Company conducted a review of its change in control protections, and determined that, in order to retain key executives and maintain their focus during any uncertainty that would result from such a sale, it was appropriate to adopt the Change in Control Protection Plan (the “CIC Plan”). The CIC Plan is only triggered upon an acquisition by a third-party of 30% or more of our common stock, and only provides for double-trigger benefits. The terms of the CIC Plan are described in more detail below under “Potential Payments Upon Termination or Change in Control”.
The Committee views these enhanced severance provisions as appropriate because they encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes and allow executives to assess potential change in control transactions objectively without regard to the potential impact on their own job security.
During 2022, we also entered into several agreements in connection with Mr. Cottle’s resignation as President and Chief Executive Officer, Mr. Wilson’s appointment as interim President and Chief Executive Officer, and the subsequent search for a permanent President and Chief Executive Officer, which culminated in the appointment of Mr. Wilson to such position. In connection with Mr. Cottle’s resignation, he committed to supporting a seamless transition as a consultant for two years following his resignation, and to memorialize these services, secure a customary release of claims from Mr. Cottle and help ensure the enforceability of Mr. Cottle’s post-employment restrictive covenants, the Company and Mr. Cottle entered into an Agreement and General Release. Such agreement provides for an annual consulting fee of $1.2 million, which is repayable in full if Mr. Cottle violates any of his restrictive covenants, and that Mr. Cottle’s previously vested options would remain exercisable for one year following his resignation.

Following Mr. Cottle’s resignation, the Committee considered it essential to retain other members of senior management in light of the increased responsibilities and workload that would be expected as they supported the transition and the uncertainty that generally results from such transitions. These concerns were heightened as a result of the Company’s ongoing transformation in connection with the Divestitures, including the sale of the Sports Betting business, which had not yet been completed. As a result of such considerations, the Committee provided Mr. Sottile with a grant of RSUs, as described above, and decided to provide Ms. James with a retention incentive to ensure her continued employment during this critical time. The retention incentive, which was memorialized in a Retention Incentive Agreement with Ms. James (the “Retention Letter”), provided that if Ms. James remained employed with the Company through the filing of the Company’s fiscal 2022 annual report, or if her employment was earlier terminated under conditions that would entitle Ms. James to receive severance, then Ms. James would receive a $500,000 cash bonus and would vest in her time-based equity awards that were scheduled to vest on or prior to March 20, 2023.
In connection with Mr. Wilson’s appointment as President and Chief Executive Officer on a permanent basis, effective as of October 10, 2022, we entered into an amendment to Mr. Wilson’s employment agreement to memorialize such appointment and provide Mr. Wilson with a base salary of $1,300,000, an annual incentive award opportunity equal to 100% of his base salary and eligibility for annual equity awards with an aggregate grant date fair value of 300% of his base salary, with all other material terms and conditions remaining consistent with the terms of Mr. Wilson’s employment agreement prior to such appointment. In setting Mr. Wilson’s compensation, the Board and the Committee considered Mr. Wilson’s current compensation arrangements, the compensation provided to Mr. Cottle as President and Chief Executive Officer, compensation provided to chief executives of the Company’s peers and broader market practice. The Committee determined that, since Mr. Wilson was newly appointed to the role, his aggregate compensation should be less than Mr. Cottle’s, but that, in line with broader market practice and the Company’s desire to more strongly align executive and stockholder interests, a greater portion of Mr. Wilson’s total target compensation would be provided through the grant of equity awards.
Tax Deductibility of Executive Compensation
In implementing the Company’s executive compensation program, the Committee’s general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which limits a public company’s tax deduction for compensation in excess of $1 million paid to named executive officers. While the Committee generally seeks to take advantage of favorable tax treatment in implementing the Company’s executive compensation program, the Committee’s ability to do so has been greatly reduced under the Tax Cuts and Jobs Act of 2017. As a result, the Committee has authorized compensation that does not qualify for tax deductibility in order to continue to provide a competitive compensation program that is aligned with stockholder interests.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Compensation Committee
Hamish McLennan, Chair
Stephen Morro
Virginia Shanks
Kneeland C. Youngblood

Summary Compensation Table
The table below shows the compensation of our President and Chief Executive Officer, our Chief Financial Officer, our other executive officers for 2022 who were serving as such as of December 31, 2022 and our former President and Chief Executive Officer and former Executive Vice President and Group Chief Executive, Lottery. These six individuals are the named executive officers for 2022.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Matthew Wilson	2022	866,347	—	1,499,904	818,656	9,087	3,193,994
	2021	750,000	—	1,190,332	826,875	1,741	2,768,948
	2020	500,441	400,000	3,813,453	117,572	83,400	4,914,866
Barry L. Cottle Former President and Chief Executive Officer	2022	1,225,385	—	4,499,951	—	410,675	6,136,011
	2021	1,778,847	—	9,151,065	2,489,054	66,534	13,485,500
	2020	1,329,327	—	1,750,000	437,500	97,772	3,614,599
Constance P. James Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	2022	750,000	—	1,987,404	614,812	183,485	3,535,701
	2021	543,462	—	1,245,088	469,909	79,892	2,338,351
James Sottile Executive Vice President and Chief Legal Officer	2022	700,001	—	1,687,522	573,826	98,547	3,059,896
	2021	700,001	—	1,834,714	734,475	75,230	3,344,420
	2020	565,385	—	713,732	120,338	24,427	1,423,882
Siobhan Lane Executive Vice President, Group Chief Executive, Gaming	2022	592,308	—	824,948	475,452	49,043	1,941,751
Patrick J. McHugh(6) Former Executive Vice President, Group Chief Executive, Lottery	2022	163,846	—	—	7,980,000	4,847	8,148,693
	2021	600,000	—	952,236	614,250	8,010	2,174,496
	2020	509,615	—	378,000	112,500	9,975	1,010,090

(1)
The amounts in the “salary” column reflect base salary amounts paid during the applicable year to the named executive officers, including, for 2020, after taking effect of the temporary salary reductions in connection with the COVID-19 pandemic.

(2)
The amount in the “bonus” column for 2020 reflects Mr. Wilson’s sign-on cash bonus.

(3)
The amounts in the “stock awards” column reflect the aggregate grant date fair value of RSUs awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the RSUs granted by the Company was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For additional information, see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(4)
The amounts in the “non-equity incentive plan compensation” column reflect (i) for all named executive officers, other than Mr McHugh for 2022, the annual performance bonuses earned under the LWICP, and (ii) for 2022 for Mr. McHugh, his payout under the SEDRP, which includes payment of the Sale Bonus and the other amounts that were payable to Mr. McHugh under the SEDRP, with the aggregate amount paid through the (x) vesting of time-vesting equity awards that would have otherwise been forfeited in connection with this termination ($1,875,833) and (y) in cash ($6,104,167). As described under “Annual Incentive Compensation”, each named executive officer proposed to forgo a portion of his or her earned annual performance bonuses under the LWICP, in particular, the portion attributable to above-target achievement of the LWICP free cash flow metric, and the Committee approved such proposals. The actual annual performance bonuses paid to the named executive officers were as follows: Mr. Wilson ($771,390), Ms. James ($579,376), Mr. Sottile ($540,750) and Ms. Lane ($465,750).
(5)
The amounts in the “all other compensation” column for 2022 include the following:

a.
Company contributions to the Company’s 401(k) plan for Mr. Wilson ($9,087), Mr. Cottle ($10,675), Ms. James ($7,501), Mr. Sottile ($10,675), Ms. Lane ($10,675) and Mr. McHugh ($4,847).

b.
For Mr. Cottle, payments of $400,000 made in respect of his consulting services.

c.
For Mr. Sottile, costs associated with the reimbursement of expenses incurred in commuting from our main office to his home in Silver Spring, Maryland ($87,872).

d.
Costs associated with the reimbursement of housing expenses for Mses. James ($175,984) and Lane ($38,368).

The amounts for 2021 include the following:
a.
Company contributions to the Company’s 401(k) plan for Ms. James ($8,174) and Messrs. McHugh ($8,010), Sottile ($8,781) and Wilson ($1,741).

b.
For Mr. Cottle, costs associated with leased office space for him in Los Angeles, California ($39,720), with the reimbursement of travel expenses incurred as a result of travel to Los Angeles, California, which the Company determined based on the facts and circumstances qualified as a perquisite ($26,814). For Mr. Sottile, costs associated with the reimbursement of expenses incurred in commuting from our main office to his home in Silver Spring, Maryland ($66,449).

c.
For Ms. James, costs associated with the reimbursement of relocation expenses ($54,255) and the reimbursement of certain taxes associated with such expenses ($17,463).

For 2020, consists solely of contributions to the Company’s 401(k) plan, other than, with respect to Mr. Cottle, costs associated with leased office space for him in Los Angeles, California ($36,707) and with the reimbursement of travel expenses incurred in commuting from our main office to his home in Los Angeles, California ($51,090); and for Mr. Sottile, costs associated with the reimbursement of expenses incurred in commuting from our main office to his home in Silver Spring, Maryland ($15,150).
(6)
As Executive Vice President and Group Chief Executive, Lottery, Mr. McHugh’s employment with the Company ceased upon the sale of the Lottery business on April 4, 2022.

Grants of Plan-Based Awards for Fiscal Year 2022
The table below provides information regarding the LWICP awards and RSUs granted to the named executive officers during 2022.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stock or Units or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Target
Name	Grant Date	($)	($)	($)	(#)	(#)(3)	($)(4)
Matthew Wilson	—	186,719	746,876	1,493,752	—	—	—
	03/25/2022	—	—	—	6,300	—	374,976
	03/25/2022	—	—	—	6,300	—	374,976
	03/25/2022	—	—	—	—	12,600	749,952
Barry L. Cottle(5)	—	450,000	1,800,000	3,600,000	—	—	—
	03/25/2022	—	—	—	18,901	—	1,124,988
	03/25/2022	—	—	—	18,901	—	1,124,988
	03/25/2022	—	—	—	—	37,802	2,249,975
Constance P. James	—	140,625	562,500	1,125,000	—	—	—
	03/25/2022	—	—	—	6,300	—	374,976
	03/25/2022	—	—	—	6,300	—	374,976
	03/25/2022	—	—	—	—	12,600	749,952
	05/12/2022	—	—	—	—	10,000	487,450
James Sottile	—	131,250	525,000	1,050,000	—	—	—
	03/25/2022				5,145	—	306,230
	03/25/2022	—	—	—	5,145	—	306,230
	03/25/2022	—	—	—	—	10,290	612,461
	10/05/2022	—	—	—	—	10,000	462,650
Siobhan Lane	—	112,501	450,002	900,004	—	—	—
	03/25/2022	—	—	—	3,465	—	206,237
	03/25/2022	—	—	—	3,465	—	206,237
	03/25/2022	—	—	—	—	6,930	412,474

(1)
The amounts shown under the “estimated future payouts under non-equity incentive plan awards” column represent the performance-based annual bonus opportunity approved for 2022 for each of the named executive officers. The actual amounts awarded under the program for 2022 are shown in the Summary Compensation Table above under the “non-equity incentive plan compensation” column. For Mr. Wilson and Ms. Lane, the amount is based on a blended rate as described in “Compensation Discussion and Analysis — Objectives and Components of Compensation Program — Annual Incentive Compensation”.

(2)
The amounts shown under the “estimated future payouts under equity incentive plan awards” column include the award of performance-conditioned RSUs granted under the 2003 Plan, consisting of TSR RSUs and AEBITDA RSUs. The TSU RSUs are scheduled to vest on March 20, 2025, subject to the Company’s achievement by December 31, 2024 of a total shareholder return performance condition target relative to the S&P 400 average total shareholder return. AEBITDA RSUs are scheduled to vest on March 20, 2025, subject to the Company’s achievement by December 31, 2024 of a certain AEBITDA target. For additional information regarding these awards, see “Compensation Discussion and Analysis — Objectives and Components of Compensation Program — Long-Term Incentive Compensation”.
(3)
The amounts shown under the “all other stock awards” column reflect annual grants of time-vesting RSU awards that vest in three equal installments on each of March 20, 2023 and the first two anniversaries of that date for each of the named executive officers. For additional information regarding these awards, see “Compensation Discussion and Analysis — Objectives and Components of Compensation Program — Long-Term Incentive Compensation — Annual Equity Awards.” The amounts in this column also include, in the case of Ms. James and Mr. Sottile, the grant of RSUs which vest in substantially equal annual installments on May 5, 2023, 2024 and 2025, in the case of Ms. James, and October 1, 2023, 2024 and 2025, in the case of Mr. Sottile.

(4)
The amounts shown as the “grant date fair value” of the awards were computed in accordance with FASB ASC Topic 718. The fair value was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For a discussion of valuation assumptions, see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(5)
Mr. Cottle’s grants reflected in this table were forfeited in connection with his resignation of employment from the Company.

Outstanding Equity Awards at Fiscal Year-End
The table below provides information with respect to the stock options and RSUs held by the named executive officers as of December 31, 2022. Mr. McHugh did not hold any equity awards as of December 31, 2022.
			Option Awards					Stock Awards
Name	Security	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	($) Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Matthew Wilson	LNW	03/01/2020	—	—	—	—	—	27,541(2)	1,613,903	—	—
	LNW	04/03/2020	—	—	—	—	—	19,594(3)	1,148,208	—	—
	LNW	03/22/2021	—	—	—	—	—	4,791(4)	280,753	—	—
	LNW	03/22/2021	—	—	—	—	—	—	—	7,186(5)	421,100
	LNW	06/25/2021	—	—	—	—	—	—	—	7,187(6)	421,158
	LNW	03/25/2022	—	—	—	—	—	12,600(7)	738,360	—	—
	LNW	03/25/2022	—	—	—	—	—	—	—	6,300(8)	369,180
	LNW	03/25/2022	—	—	—	—	—	—	—	6,300(9)	369,180
Barry L. Cottle	LNW	06/01/2018	28,415(10)	—	—	59.35	05/31/2028	—	—	—	—
	LNW	06/01/2018	28,415(11)	—	—	59.35	05/31/2028	—	—	—	—
	LNW	03/20/2019	87,081(12)	—	—	22.69	03/20/2029	—	—	—	—
	LNW	03/20/2019	87,081(13)	—	—	22.69	03/20/2029	—	—	—	—
Constance P. James	LNW	04/03/2020	—	—	—	—	—	6,900(3)	404,340	—	—
	LNW	11/09/2020	—	—	—	—	—	3,334(14)	195,372	—	—
	LNW	03/22/2021	—	—	—	—	—	1,882(4)	110,285	—	—
	LNW	03/22/2021	—	—	—	—	—	—	—	2,823(5)	165,428
	LNW	06/25/2021	—	—	—	—	—	—	—	2,823(6)	165,428
	LNW	11/11/2021	—	—	—	—	—	6,667 (15)	390,686	—	—
	LNW	03/25/2022	—	—	—	—	—	12,600(7)	738,360	—	—
	LNW	03/25/2022	—	—	—	—	—	—	—	6,300(8)	369,180
	LNW	03/25/2022	—	—	—	—	—	—	—	6,300(9)	369,180
	LNW	05/12/2022	—	—	—	—	—	10,000(16)	586,000	—	—
James Sottile	LNW	09/04/2018	5,006 (17)	—	—	30.33	09/03/2028	—	—	—	—
	LNW	09/04/2018	5,006(18)	—	—	30.33	09/03/2028	—	—	—	—
	LNW	03/20/2019	11,345 (12)	3,782 (12)	—	22.69	03/20/2029	—	—	—	—
	LNW	03/20/2019	11,345 (13)	3,782(13)	—	22.69	03/20/2029	—	—	—	—
	LNW	03/20/2019	—	—	—	—	—	2,094 (19)	122,708	—	—
	SCPL	08/05/2019	—	—	—	—	—	1,563(20)	25,133	—	—
	LNW	04/03/2020	—	—	—	—	—	18,750(3)	1,098,750	—	—
	LNW	09/28/2020	—	—	—	—	—	3,334(21)	195,372	—	—
	LNW	03/22/2021	—	—	—	—	—	4,472(4)	262,059	—	—
	LNW	03/22/2021	—	—	—	—	—	—	—	6,707(5)	393,030
	LNW	06/25/2021	—	—	—	—	—	—	—	6,707(6)	393,030
	LNW	09/02/2021	—	—	—	—	—	6,667 (22)	390,686	—	—
	LNW	03/25/2022	—	—	—	—	—	10,290(7)	602,994	—	—
	LNW	03/25/2022	—	—	—	—	—	—	—	5,145(8)	301,497
	LNW	03/25/2022	—	—	—	—	—	—	—	5,145(9)	301,497
	LNW	10/05/2022	—	—	—	—	—	10,000(23)	586,000	—	—

			Option Awards					Stock Awards
Name	Security	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	($) Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Siobhan Lane	LNW	02/01/2020	—	—	—	—	—	5,383 (24)	315,444	—	—
	LNW	04/03/2020	—	—	—	—	—	8,750(3)	512,750	—	—
	LNW	11/09/2020	—	—	—	—	—	3,334(14)	195,372	—	—
	LNW	03/22/2021	—	—	—	—	—	1,842(4)	107,941	—	—
	LNW	03/22/2021	—	—	—	—	—	—	—	2,763(5)	161,912
	LNW	06/25/2021	—	—	—	—	—	—	—	2,763(6)	161,912
	LNW	03/25/2022	—	—	—	—	—	6,930(7)	406,098	—	—
	LNW	03/25/2022	—	—	—	—	—	—	—	3,465(8)	203,049
	LNW	03/25/2022	—	—	—	—	—	—	—	3,465(9)	203,049

(1)
The value shown was calculated, in the case of awards of RSUs granted by the Company, by multiplying the number of RSUs by the closing price of our common stock on December 30, 2022 ($58.60). In the case of RSUs granted by SciPlay, the value shown was calculated by multiplying the number of RSUs by the closing price of SciPlay’s Class A common stock on December 31, 2021 ($16.08).

(2)
These RSUs, granted to Mr. Wilson in connection with his appointment as Executive Vice President, Group Chief Executive, Gaming, were originally scheduled to vest in two installments on each of July 31, 2022 and 2023, contingent upon the achievement of defined levels of AEBITDA and revenue improvement for the Gaming division during the one-year period ending on each of June 30, 2022 and 2023, respectively. As a result of the impact of COVID-19 on the Company’s business, this award was modified to remove the performance condition, conditioned on Mr. Wilson agreeing to forfeit 50% of the award. The first installment vested on July 31, 2022. The RSUs shown in the table are scheduled to vest on July 31, 2023.

(3)
These RSUs are part of a grant that was awarded with a four-year vesting schedule. The first and second installments vested on each of March 20, 2021 and March 20, 2022. The RSUs shown in the table are scheduled to vest in two annual installments beginning on March 20, 2023.

(4)
These RSUs are part of a grant that was awarded with a three-year vesting schedule. The first installment vested on March 20, 2022. The RSUs shown in the table are scheduled to vest in two annual installments beginning on March 20, 2023.

(5)
These TSR RSUs are scheduled to vest on March 20, 2024, subject to the Company’s achievement by December 31, 2023 of a total shareholder return performance condition target relative to the S&P 400 average total shareholder return.

(6)
These AEBITDA RSUs are scheduled to vest on March 20, 2024, subject to the Company’s achievement by December 31, 2023 of an AEBITDA target.

(7)
These RSUs are scheduled to vest in three annual installments beginning on March 20, 2023.

(8)
These TSR RSUs are scheduled to vest on March 20, 2025, subject to the Company’s achievement by December 31, 2024 of a total shareholder return performance condition target relative to the S&P 400 average total shareholder return.

(9)
These AEBITDA RSUs are scheduled to vest on March 20, 2025, subject to the Company’s achievement by December 31, 2024 of an AEBITDA target.

(10)
These stock options were awarded with a four-year vesting schedule. All options have vested.

(11)
These stock options were scheduled to become exercisable in four equal annual installments beginning on June 1, 2019, subject to the Company’s 60-trading day average closing price of the Company’s common stock meeting or exceeding 120% of the strike price of the stock options prior to June 1, 2022. The stock price hurdle has been achieved, and therefore all four installments of the options have vested.

(12)
These stock options were awarded with a four-year vesting schedule. The first, second and third installments vested and became exercisable on each of March 20, 2020, March 20, 2021 and March 20, 2022. In the case of Mr. Cottle’s award, the fourth installment was forfeited in connection with Mr. Cottle’s resignation. In the case of Mr. Sottile’s award, the fourth installment is scheduled to vest on March 20, 2023.

(13)
These stock options were scheduled to become exercisable in four annual installments beginning on March 20, 2020, subject to the Company’s achievement of an AEBITDA goal, which was modified as a result of the impact of the COVID-19 pandemic. In early 2021, the Committee determined that the AEBITDA goal was achieved and therefore the first three installments of the options have vested. In the case of Mr. Cottle’s award, the fourth installment was forfeited in connection with Mr. Cottle’s resignation. In the case of Mr. Sottile’s award, the fourth installment is scheduled to vest on March 20, 2023.

(14)
These RSUs are part of a grant that was awarded with a three-year vesting schedule. The first and second installments vested on September 25, 2021 and September 25, 2022. The RSUs shown in the table are scheduled to vest on September 25, 2023.

(15)
These RSUs are part of a grant that was awarded with a three-year vesting schedule. The first installment vested on October 14, 2022. The RSUs shown in the table are scheduled to vest in two annual installments beginning on October 14, 2023.

(16)
These RSUs are scheduled to vest in three annual installments beginning on May 5, 2023.

(17)
These stock options were awarded with a four-year vesting schedule. All options have vested.

(18)
These stock options were scheduled to become exercisable in four annual installments beginning on March 20, 2019, subject to the 60-trading day average closing price of the Company’s common stock meeting or exceeding 120% of the strike price of the stock options prior to March 20, 2022. The stock price hurdle has been achieved, and therefore all options have vested.

(19)
These RSUs are part of a grant that was awarded with a four-year vesting schedule. The first, second and third installments vested on each of March 20, 2020, March 20, 2021 and March 20, 2022. The RSUs shown in the table are scheduled to vest on March 20, 2023.

(20)
These RSUs are part of a grant that was awarded by SciPlay with a four-year vesting schedule. The first three installments vested on each of May 7, 2020, May 7, 2021 and May 7, 2022. The RSUs shown in the table are scheduled to vest on May 7, 2023. These awards will settle in shares of SciPlay Class A common stock.

(21)
These RSUs are part of a grant that was awarded with a three-year vesting schedule. The first and second installments vested on each of September 28, 2021 and September 28, 2022. The RSUs shown in the table are scheduled to vest on September 28, 2023.

(22)
These RSUs are part of a grant that was awarded with a three-year vesting schedule. The first installment vested on August 31, 2022. The RSUs shown in the table are scheduled to vest in two annual installments beginning on August 31, 2023.

(23)
These RSUs are scheduled to vest in three annual installments beginning on October 1, 2023.

(24)
These RSUs, granted to Ms. Lane in connection with her appointment as Chief Commercial Officer, were originally scheduled to vest in two installments on each of July 31, 2022 and 2023, contingent upon the achievement of defined levels of AEBITDA during the one-year period ending on each of June 30, 2022 and 2023, respectively. As a result of the impact of COVID-19 on the Company’s business, this award was modified to remove the performance condition, conditioned on Ms. Lane agreeing to forfeit 50% of the award. The first installment vested on July 31, 2022. The RSUs shown in the table are scheduled to vest on July 31, 2023.

Option Exercises and Stock Vested for Fiscal Year 2022
The table below provides information for the named executive officers with respect to stock options that were exercised and RSUs that vested during 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Matthew Wilson	—	—	53,988	2,926,663
Barry L. Cottle	—	—	145,116	8.435,294
Constance P. James	—	—	21,591	1,178,475
James Sottile	—	—	38,858	2,141,493
Siobhan Lane	—	—	21,414	1,150,477
Patrick J. McHugh	34,450	1,171,761	54,561	3,301,412

(1)
Includes 8,294 shares of common stock that were acquired in connection with the exercise of stock options that were accelerated pursuant to the SEDRP.

(2)
Value based on the average of the high and low sale prices of our common stock as of the trading day immediately prior to the date upon which the stock options were exercised.

(3)
In the case of Mr. Sottile, includes 1,562 shares of SciPlay Class A common stock. In the case of Mr. McHugh, includes 24,879 shares of common stock that were acquired in connection with the acceleration of time-based RSUs pursuant to the SEDRP. In addition, since annual incentive awards for named executive officers for 2021 performance were payable in the form of fully vested RSUs in early 2022, the amounts in this column include the value of the shares received by the applicable named executive officer as payment in respect of such incentive award.

(4)
Value based on the average of the high and low sale prices of our common stock or SciPlay’s Class A common stock, as applicable, as of the trading day immediately prior to the date upon which the RSUs vested.

Potential Payments Upon Termination or Change in Control
For the named executive officers in 2022, other than Messrs. Cottle and McHugh, the information below describes and quantifies certain compensation that would become payable pursuant to the terms of their employment agreements, their equity award agreements and the CIC Plan under the various termination events described below. For Messrs. Cottle and McHugh, who ceased to be employed with the Company during 2022, in accordance with applicable SEC rules, the information describes what became payable in connection with the actual termination of the applicable executive’s employment. In each case, the applicable arrangements were the result of arm’s length negotiations and were approved by the Committee and/or the Board.
Employment Agreements and Equity Award Agreements with Current Named Executive Officers and CIC Plan.   The following disclosure applies to the named executive officers who were executives as of December 31, 2022, and therefore does not apply to Messrs. Cottle or McHugh. For purposes of the disclosure that follows, a “Qualifying Termination: means the executive’s employment was terminated by the Company without “cause” or by him or her for “good reason” (as such terms are defined in the applicable agreement or the CIC Plan, as applicable), and an executive’s “Severance Bonus Amount” is equal to the highest annual incentive compensation paid to such executive in respect of the two most recent fiscal years but not more than such executive’s target bonus for the then-current fiscal year.
The employment agreement with each of Mr. Sottile and Ms. James in effect as of December 31, 2022 provides that if the applicable executive experienced a Qualifying Termination, the executive would have been entitled to receive: (i) a pro rata bonus for the year of termination; (ii) an amount equal to the sum of such executive’s base salary and Severance Bonus Amount, generally payable over a period of 12 months; and (iii) payment of COBRA premiums for up to 12 months if the executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA.
The employment agreements of each of Mr. Wilson and Ms. Lane, in effect as of December 31, 2022, provide that if the applicable executive experienced a Qualifying Termination, such executive would have been entitled to receive: (i) a pro rata bonus for the year of termination; (ii) an amount equal to two times such executive’s base salary, payable over a period of 24 months; and (iii) payment of COBRA premiums for up to 18 months if such executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA. Mr. Wilson’s employment agreement also provides for the vesting of a pro-rated portion of the RSUs granted to him as part of his appointment as Executive Vice President and Group Chief Executive, Gaming in the event of a Qualifying Termination.
The employment agreement with each of the current named executive officers provides that in the event the executive resigns after reaching the age of 65, all service-based vesting conditions for his or her annual equity awards will be deemed satisfied, subject to the achievement of any applicable performance criteria. Mr. Sottile’s agreement also provides that if he experiences a Qualifying Termination prior to reaching the age of 65, that his equity awards will continue to vest during the one-year period following his termination date (subject to earlier vesting under certain circumstances).
In the event of the death of a named executive officer, such executive’s beneficiary or estate would have been entitled to receive any benefits that would have been payable under any life insurance benefit of such executive’s for which the Company pays premiums. In the event of the termination of a named executive officer due to such executive’s “total disability” (as such term is defined in the applicable agreement), such named executive officer would have been entitled to receive disability payments pursuant to a disability plan sponsored or maintained by the Company.
Each employment agreement also contains, among other things, covenants imposing on the named executive officer certain obligations with respect to confidentiality and proprietary information and restricting such executive’s ability to engage in certain activities in competition with the Company during the term of such executive’s employment and for a period of 12 months after termination (in the case of Mr. Wilson and Ms. Lane, for a period of 24 months after termination). Incentive-based compensation and benefits provided under the agreement will be subject to recovery under the Company’s “clawback” policy, described above under “Compensation Discussion and Analysis — Corporate Governance Policies — Clawback Policy”.
Our CIC Plan covers certain executive officers who were serving in specified positions on the date the CIC Plan was adopted, including Messrs. Wilson and Sottile. Under the CIC Plan, if a named executive officer’s employment is terminated by the Company without “cause” or by the executive for “good reason” within 18 months of a “change in control” (each as defined in the CIC Plan), the executive would be entitled to receive: (i) a pro rata bonus for the year of termination based on actual performance; (ii) cash severance equal to the sum of his base salary and Severance Bonus Amount, multiplied by two in the case of Mr. Wilson and one and a half in the case of Mr. Sottile, payable in a lump sum unless Section 409A of the Internal Revenue Code would require a different payment timing; (iii) payment of COBRA premiums for up to the length of the severance period if the applicable named executive officer elects to continue medical coverage under the Company’s group health plan in accordance with COBRA; and (iv) accelerated vesting of all equity awards granted by the Company or SciPlay, with the level of achievement of any performance-based vesting criteria determined by the Committee or the SciPlay Compensation Committee, as applicable. For purposes of the CIC Plan, “change in control” is generally defined as a third-party, excluding MacAndrews & Forbes and its affiliates, acquiring at least 30% of the Company’s common stock. The CIC Plan provides that, upon a termination of employment, the named executive officer would receive benefits under either the CIC Plan or such executive’s employment agreement, whichever provides the greater benefit. Mses. James and Lane are not participants in the CIC Plan because they were not serving in an eligible role when the plan was adopted.
The CIC Plan and the employment agreements with the named executive officers provide that if the payments and benefits to be provided under the CIC Plan or the executive’s employment agreement, as applicable, were subject to the excise tax under Section 4999 of the Internal Revenue Code, a “best net” cutback will apply, such that the applicable executive would have received either the full amount of such payments and benefits or payments and benefits with a value equal to one dollar less than the threshold that would subject such executive to such excise tax, whichever would have resulted in a greater after-tax amount.
Under the terms of our and SciPlay’s standard equity award agreements, unvested stock options and RSUs held by an employee (including a named executive officer) would generally vest upon the termination of such employee’s employment by reason of death or “disability” (as such term is defined in the applicable award agreement). Under the terms of our standard equity award agreements beginning with our 2022 grants, key employees, including the named executive officers, are entitled to pro-rated vesting upon the termination of such employee’s employment by the Company without “cause” or by the employee for “good reason.”
The 2003 Plan provides for, upon a “change in control”, accelerated vesting of all equity awards granted by the Company or SciPlay, with performance-based vesting criteria deemed to have been met if so determined by the Committee. For purposes of the 2003 Plan, “change in control” is generally defined as (i) a third-party, acquiring at least 40% of the Company’s common stock, or (ii) the consummation of a transaction requiring stockholder approval for the acquisition of the Company by an entity or for the purchase by an entity of substantially all of the assets of the Company.
The SciPlay Long-Term Incentive Plan provides for, upon with a “change in control” of SciPlay, accelerated vesting of all equity awards granted by SciPlay with performance-based vesting criteria deemed to have been met if so determined by the Compensation Committee of the Board of Directors of SciPlay. For purposes of the SciPlay Long-Term Incentive Plan, “change in control” is generally defined as (i) a third-party, other than the Company, acquiring at least 40% of SciPlay’s common stock, (ii) the consummation of a transaction requiring stockholder approval for the acquisition of SciPlay by an entity, other than the Company, or for the purchase by an entity, other than the Company, of substantially all of the assets of SciPlay, or (iii) if the Company or one of its subsidiaries continues to hold more than 50% of the voting securities of SciPlay a “change in control” of the Company as defined under the 2003 Plan.
The amounts described below are estimates, and the actual amounts to be paid can only be determined at the time of the executive’s separation. The amounts described below would be in addition to amounts the individual would receive in respect of previously earned amounts, such as balances under the 401(k) plan and previously vested equity or bonus awards, as to which neither the named executive officer’s employment agreement nor the plans provide for enhanced benefits or payments upon termination. The values shown below for equity awards that would have accelerated had the specified termination event occurred on the last day of the year were calculated by multiplying the number of shares subject to the acceleration by the closing price of our common stock or SciPlay’s Class A common stock, as applicable, on the last trading day of the year, which was $58.60 and $16.08, respectively (and, in the case of stock options, reducing the value, but not below zero, by the exercise price for such options).

Mr. Wilson
The following describes the estimated amounts Mr. Wilson would have received if the termination event specified occurred on December 31, 2022:
	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$2,600,000(b)	$2,600,000(c)	—	—
Severance Bonus Amount	—	—	—	$1,653,750(d)	—	—
Bonus for Year of Termination	—	—	$771,390(e)	$771,390(e)	—	—
Total Cash Payments	—	—	$3,371,390	$5,025,140	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$42,515(f)	$56,687(f)	$2,600,000(f)	—
Total Benefits & Perquisites	—	—	$42,515	$56,687	$2,600,000	—
Long-Term Incentive Compensation
Value of Accelerated LNW RSUs	—	—	$1,996,556(g)	$5,361,841(g)	$5,361,841(g)	$5,361,841(g)
Total Value of Accelerated Equity Awards	—	—	$1,996,556	$5,361,841	$5,361,841	$5,361,841
Total Value of Payments and Benefits	—	—	$5,410,461	$10,443,668	$7,961,841	$5,361,841

(a)
Either a change in control for purposes of the 2003 Plan or a termination without cause or for good reason upon or within 18 months following a change in control for purposes of the CIC Plan. Mr. Wilson’s employment agreement does not provide for enhanced severance in the event of a change in control.

(b)
Amount reflects 24 months of base salary. Paid over 24 months.

(c)
Amount reflects 24 months of base salary. Paid in a lump sum upon termination if severance benefits are provided under the CIC Plan and if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 24 months.

(d)
Amount reflects two times Severance Bonus Amount. Amount shown is based on actual 2021 bonus. Paid in a lump sum. This amount will only be payable in the event of a termination in connection with a change in control for purposes of the CIC Plan.

(e)
Amount reflects pro-rata bonus that would have been received for the year of termination (amount shown is actual 2022 bonus). Paid in a lump sum.

(f)
Amount reflects (i) the cost of continued health coverage under the Company’s insurance under COBRA for 18 months or 24 months if the termination is without cause or for good reason upon or within 18 months following a change in control for purposes of the CIC Plan or (ii) in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.

(g)
In the case of a termination without cause or for good reason, absent a change in control, reflects vesting of a pro-rata portion of (i) the outstanding sign-on awards (27,541 RSUs) granted to Mr. Wilson upon his appointment as Executive Vice President and Group Chief Executive, Gaming, and (ii) Light & Wonder equity awards granted in 2022. In the case of a change in control for purposes of the 2003 Plan, termination without cause or for good reason upon or within 18 months following a change in control for purposes of the CIC Plan (and that did not constitute a change in control under the 2003 Plan) or termination due to death or disability, reflects full vesting of all Light & Wonder equity awards upon the change in control or applicable termination event. All applicable performance criteria are assumed to be achieved at “target” levels.

Ms. James
The following describes the estimated amounts Ms. James would have received if the termination event specified occurred on December 31, 2022:
	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$750,000(b)	$750,000(b)	—	—
Severance Bonus Amount	—	—	$969,909(b)(c)	$969,909(b)(c)	—	—
Bonus for Year of Termination	—	—	$579,376(d)	$579,376(d)	—	—
Total Cash Payments	—	—	$2,299,285	$2,299,285	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$28,494(e)	$28,494(e)	$1,500,000(e)	—
Total Benefits & Perquisites	—	—	$28,484	$28,494	$1,500,000	—
Long-Term Incentive Compensation
Value of Accelerated LNW RSUs	—	—	$946,889(f)	$3,494,259(f)	$3,494,259(f)	$3,494,259(f)
Total Value of Accelerated Equity Awards	—	—	$946,889	$3,494,259	$3,494,259	$3,494,259
Total Value of Payments and Benefits	—	—	$3,274,668	$5,822,038	$4,994,259	$3,494,259

(a)
Solely a change in control for purposes of the 2003 Plan since Ms. James is not a participant in the CIC Plan. Ms. James’ employment agreement does not provide for enhanced severance in the event of a change in control.

(b)
Paid over 12 months.

(c)
Amount reflects Severance Bonus Amount and the retention bonus awarded to Ms. James pursuant to Ms. James’ Retention Letter, as described under “Employment Agreements; Severance and Change in Control Arrangements”. The Severance Bonus Amount shown represents actual 2021 bonus.

(d)
Amount reflects pro-rata bonus that would have been received for the year of termination (amount shown is actual 2022 bonus). Paid in a lump sum.

(e)
Amount reflects (i) the cost of continued health coverage under the Company’s insurance under COBRA for 12 months or (ii) in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.

(f)
In the case of a termination without cause or for good reason, absent a change in control, reflects vesting of a pro-rata portion of Light & Wonder equity awards granted in 2022 in addition to the continued vesting of certain time-vested RSUs scheduled to vest in March 2023 pursuant to Ms. James’ Retention Letter. In the case of a change in control for purposes of the 2003 Plan or termination due to death or disability, reflects full vesting of all Light & Wonder equity awards upon the change in control or applicable termination event. All applicable performance criteria are assumed to be achieved at “target” levels.

Mr. Sottile
The following describes the estimated amounts Mr. Sottile would have received if the termination event specified occurred on December 31, 2022:
	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$700,000(b)	$1,050,000(c)	—	—
Severance Bonus Amount	—	—	$525,000(b)(d)	$787,500(e)	—	—
Bonus for Year of Termination	—	—	$540,750(f)	$540,750(f)	—	—
Total Cash Payments	—	—	$1,765,750	$2,378,250	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$16,693(g)	$25,040(g)	$1,400,000(g)	—
Total Benefits & Perquisites	—	—	$16,693	$25,040	$1,400,000	—
Long-Term Incentive Compensation
“Spread” Value of Accelerated LNW Options	—	—	$271,623(h)	$271,623(h)	$271,623(h)	$271,623(h)
Value of Accelerated LNW RSUs	—	—	$1,590,111(h)	$4,647,625(h)	$4,647,625(h)	$4,647,625(h)
Value of Accelerated SCPL RSUs	—	—	—	$25,133(h)	$25,133(h)	$25,133(h)
Total Value of Accelerated Equity Awards	—	—	$1,861,734	$4,944,381	$4,944,381	$4,944,381
Total Value of Payments and Benefits	—	—	$3,644,177	$7,347,671	$6,344,381	$4,944,381

(a)
Either a change in control for purposes of the 2003 Plan or a termination without cause or for good reason upon or within 18 months following a change in control for purposes of the CIC Plan. Mr. Sottile’s employment agreement does not provide for enhanced severance in the event of a change in control.

(b)
Paid over 12 months.

(c)
Amount reflects 18 months of base salary. Paid in a lump sum upon termination if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 12 months. This amount will be reduced to 12 months of base salary in the event of a change in control for purposes of the 2003 Plan that is not a change in control for purposes of the CIC Plan.

(d)
Amount reflects Severance Bonus Amount. Amount shown is 2022 target bonus.

(e)
Amount reflects one and a half times Severance Bonus Amount, which is based on 2022 target bonus. Paid in a lump sum upon termination if permitted under Section 409A of the Internal Revenue Code, otherwise paid over 12 months.

(f)
Amount reflects pro-rata bonus that would have been received for the year of termination (amount shown is actual 2022 bonus). Paid in a lump sum.

(g)
Amount reflects (i) the cost of continued health coverage under the Company’s insurance under COBRA for 12 months or 18 months if the termination is without cause or for good reason upon or within 18 months following a change in control for purposes of the CIC Plan or (ii) in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.

(h)
In the case of a termination without cause or for good reason, absent a change in control, reflects continued vesting of L&W outstanding equity awards held by Mr. Sottile through the first anniversary of his termination date. In the case of a change in control for purposes of the 2003 Plan, termination without cause or for good reason upon or within 18 months following a change in control for purposes of the CIC Plan (and that did not constitute a change in control under the 2003 Plan) or termination due to death or disability, reflects full vesting of all Light & Wonder and SciPlay equity awards upon the change in control or applicable termination event. All applicable performance criteria are assumed to be achieved at “target” levels.
Ms. Lane
The following describes the estimated amounts Ms. Lane would have received if the termination event specified occurred on December 31, 2022:
	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$1,500,000(b)	$1,500,000(b)	—	—
Severance Bonus Amount	—	—	—	$—	—	—
Bonus for Year of Termination	—	—	$465,750(c)	$465,750(c)	—	—
Total Cash Payments	—	—	$1,965,750	$1,965,750	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$23,303(d)	$23,303(d)	$1,500,000(d)	—
Total Benefits & Perquisites	—	—	$23,303	$23,303	$1,500,000	—
Long-Term Incentive Compensation
Value of Accelerated LNW RSUs	—	—	$210,460(e)	$2,267,527(e)	$2,267,527(e)	$2,267,527(e)
Total Value of Accelerated Equity Awards	—	—	$210,460	$2,267,527	$3,767,527	$2,267,527
Total Value of Payments and Benefits	—	—	$2,199,513	$4,256,580	$3,767,527	$2,267,527

(a)
Solely a change in control for purposes of the 2003 Plan since Ms. Lane is not a participant in the CIC Plan. Ms. Lane’s employment agreement does not provide for enhanced severance in the event of a change in control.

(b)
Amount reflects 24 months of base salary. Paid over 24 months.

(c)
Amount reflects pro-rata bonus that would have been received for the year of termination (amount shown is actual 2022 bonus). Paid in a lump sum.

(d)
Amount reflects (i) the cost of continued health coverage under the Company’s insurance under COBRA for 18 months or (ii) in the event of termination due to death, proceeds from life insurance for which the Company pays the premiums.

(e)
In the case of a termination without cause or for good reason, absent a change in control, reflects vesting of a pro-rata portion of Light & Wonder equity awards granted in 2022. In the case of a change in control for purposes of the 2003 Plan or termination due to death or disability, reflects full vesting of all Light & Wonder equity awards upon the change in control or applicable termination event. All applicable performance criteria are assumed to be achieved at “target” levels.

Mr. Cottle
In connection with Mr. Cottle’s resignation on August 30, 2022, he committed to supporting a seamless transition as a consultant for two years following his resignation, and to memorialize these services, secure a customary release of claims from Mr. Cottle and help ensure the enforceability of Mr. Cottle’s post-employment restrictive covenants, the Company and Mr. Cottle entered into an Agreement and General Release, which provides for an annual consulting fee of $1.2 million, which would be repayable in full if Mr. Cottle violates any of his restrictive covenants, and that Mr. Cottle’s previously vested options would remain exercisable for one year following his resignation. Mr. Cottle did not receive any other payments or benefits in connection with his resignation.
Mr. McHugh
As Executive Vice President and Group Chief Executive, Lottery, Mr. McHugh’s employment with the Company ceased upon the sale of the Lottery business on April 4, 2022. Mr. McHugh did not receive any payments and benefits as a direct result of his termination of employment with us, but did receive an incentive payment under the SEDRP as a result of such sale, as described above under “Other 2022 Compensation”. Mr. McHugh would have been entitled to severance payments from the Company totaling $750,000 if his employment were terminated by the buyer of the Lottery business within one year of the closing of such sale and the buyer were to not honor the severance payable under Mr. McHugh’s employment agreement. Since Mr. McHugh remained employed with such buyer through the first anniversary of the closing of such sale, no such severance became payable and Mr. McHugh is no longer eligible for such severance.

Pay Ratio Disclosure
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to provide the ratio of the annual total compensation of Mr. Cottle, the Company’s President and Chief Executive Officer, to the annual total compensation of the median employee of the Company and its consolidated subsidiaries (the “Pay Ratio Disclosure”). The pay ratio included in this Pay Ratio Disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. For 2022, the estimated annual total compensation of the median employee of the Company and its consolidated subsidiaries (other than the President and Chief Executive Officer) was $42,774. Given that Messrs. Wilson and Cottle each served in the capacity of President and Chief Executive Officer for a portion of 2022, in accordance with Item 402(u) of Regulation S-K, we have combined their respective annual total compensation for 2022 for the period during which such named executive officer served in such capacity: (i) for Mr. Cottle, this consisted of all compensation reflected in the Summary Compensation Table, other than his post-resignation consulting payments; and (ii) for Mr. Wilson, this consisted of his base salary earned following Mr. Cottle’s resignation and his annual incentive award and perquisites for the full year. Such combined annual total compensation for 2022 was $6,892,242. Based on this information, the ratio of the compensation of the President and Chief Executive Officer to the annual total compensation of the median employee was 163 to 1 in 2022.
SEC rules permit the identification of our median employee once every three years provided there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. Our median employee had previously been identified based on our employee population as of December 31, 2020. As a result of the completion of the Divestitures in 2022, we redetermined our median employee, excluding those who ceased employment with us as a result of the Divestitures. As a result, we identified the median employee by collecting payroll data globally for those individuals identified as employees as of December 31, 2020, whether on a full-time, part-time, temporary or seasonal basis, and we used reasonable estimates to remove those individuals who were not active employees on December 31, 2020 and also excluded those who ceased employment with us as a result of the Divestitures. Out of our resulting total of 5,645 employees, 2,315 were employed in the United States and 3,330 were employed in foreign jurisdictions. In addition to excluding those who ceased employment with us as a result of the Divestitures, we excluded a total of 293 employees from 13 countries under the de minimis exemption: China (20), France (35), Gibraltar (10), Italy (10), Malta (165), New Zealand (2), Panama (3), Peru (1), Philippines (6), Poland (1), Singapore (2), Spain (28) and Sweden (10). Therefore, for purposes of determining our median employee at the time, we used a total of 2,315 U.S. employees and 3,037 non-U.S. employees. We also applied exchange rates in effect on December 31, 2020 to convert all international currencies into U.S. dollars and used total cash compensation, including base salary, annual bonus (paid in 2020), overtime and other forms of supplemental cash paid for the 12-month period ending on December 31, 2020, as our consistently applied compensation measure. For employees who were furloughed in 2020, we only included the amount actually earned during the year, without any annualizing adjustments. We then selected our median employee based on this metric from the employee pool resulting from the process described above.

Pay versus Performance
Pursuant to SEC rules, the following table sets forth information on the relationship between the Company’s financial performance, stockholder return and the compensation of the individuals serving as our President and Chief Executive Officer (referred to as our “PEO”) and, on average, our other named executive officers during 2020, 2021 and 2022. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, please refer to our “Compensation Discussion and Analysis.”
	Summary Compensation Table Total for PEO		Compensation Actually Paid to PEO				Value of Initial fixed 100 Investment Based On:
Year	Matthew Wilson ($)(1)	Barry L. Cottle ($)(1)	Matthew Wilson ($)(2)	Barry L. Cottle ($)(2)	Avg Summary Compensation Table Total for Non- PEO NEOs ($)(1)	Average Compensation Actually Paid to Non- PEO NEOs ($)(2)	Total Shareholder Return ($)(3)	Peer Group Total Shareholder Return ($)(3)	Net Income ($ millions)	AEBITDA ($ millions)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2022	3,193,994	6,136,011	2,072,063	(17,892,828)	4,171,510	3,551,910	218.83	102.31	3,675(5)	913
2021	—	13,485,500	—	29,951,291	3,046,670	5,456,124	249.56	142.33	371	793
2020	—	3,614,599	—	9,975,671	2,701,249	3,385,216	154.94	97.33	(569)	374

(1)
The amounts shown in columns (b) and (c) are the amounts of total compensation reported in our “Summary Compensation Table” for each of Messrs. Wilson and Cottle for the years in which the applicable individual served as President and Chief Executive Officer. The amounts in column (f) are averages of the amounts of total compensation reported in our “Summary Compensation Table” for all of our named executive officers, other than individuals serving as our President and Chief Executive Officer, for the applicable year. Such other named executive officers, for each year, are:

—
2022: Constance P. James, Patrick J. McHugh, Siobhan Lane and James Sottile;

—
2021: Constance P. James, Michael C. Eklund, Patrick J. McHugh, James Sottile and Matthew Wilson; and

—
2020: Michael C. Eklund, Michael A. Quartieri, James Sottile, Matthew Wilson and Michael F. Winterscheidt.

(2)
Compensation Actually Paid has been calculated in accordance with Item 402(v) of Regulation S-K and does not reflect compensation actually earned, realized or received by our named executive officers. These amounts are based on the total amounts reported in the Summary Compensation Table for the applicable year, with the adjustments set forth below.

Year	Summary Compensation Table Total (Wilson) ($)	Exclusion of Equity Awards Reported in the Summary Compensation Table Total (Wilson) ($)(a)	Equity Award Additions to Summary Compensation Table Total (Wilson) ($)(b)	Compensation Actually Paid (Wilson) ($)
2022	3,193,994	1,499,904	377,973	2,072,063
Year	Summary Compensation Table Total (Cottle) ($)	Exclusion of Equity Awards Reported in the Summary Compensation Table Total (Cottle) ($)(a)	Equity Award Additions to Summary Compensation Table Total (Cottle) ($)(b)	Compensation Actually Paid (Cottle) ($)
2022	6,136,011	4,499,951	(19,528,888)	(17,892,828)
2021	13,485,500	9,151,065	25,616,856	29,951,291
2020	3,614,599	1,750,000	8,111,072	9,975,671

Year	Average Summary Compensation Table Total (Other NEOs) ($)	Exclusion of Average of Equity Awards Reported in the Summary Compensation Table Total (OtherNEOs) ($)(a)	Average Equity Award Additions to Summary Compensation Table Total(Other NEOs) ($)(b)	Average Compensation Actually Paid (Other NEOs) ($)
2022	4,171,510	1,124,969	505,368	3,551,910
2021	3,046,670	1,282,540	3,691,994	5,456,124
2020	2,701,249	1,932,190	2,616,157	3,385,216

(a)
The amounts in these columns represent the totals from the “Stock Awards” column in our “Summary Compensation Table” for the applicable year (or the average of such amounts in the case of our other named executive officers).

(b)
The equity award adjustments for each applicable year were determined as follows:

Year	Year-End Fair Value of Current Year Equity Awards That Remain Unvested as of Last Day of Year (Wilson) ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards (Wilson) ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year (Wilson) ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year (Wilson) ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year (Wilson) ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included (Wilson) ($)	Total Equity Award Additions (Wilson) ($)
2022	1,460,592	(588,072)	—	(494,547)	—	—	377,973
Year	Year-End Fair Value of Current Year Equity Awards That Remain Unvested as of Last Day of Year (Cottle) ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards (Cottle) ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year (Cottle) ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year (Cottle) ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year (Cottle) ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included (Cottle) ($)	Total Equity Award Additions (Cottle) ($)
2022	—	—	—	(1,000,729)	(18,528,159)	—	(19,528,888)
2021	10,065,199	7,670,806	—	7,880,851	—	—	25,616,856
2020	9,075,938	4,523,919	—	(2,810,785)	(2,678,000)	—	8,111,072
Year	Average Year-End Fair Value of Current Year Equity Awards That Remain Unvested as of Last Day of Year (Other NEOs) ($)	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards (Other NEOs) ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year (Other NEOs) ($)	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year (Other NEOs) ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year (Other NEOs) ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included (Other NEOs) ($)	Average Total Equity Award Additions (Other NEOs) ($)
2022	1,153,984	(234,295)	—	(222,218)	(192,103)	—	505,368
2021	1,168,135	1,085,346	—	1,438,514	—	—	3,691,994
2020	2,976,285	151,147	—	(305,742)	(205,534)	—	2,616,157
(3)
The Peer Group Total Shareholder Return set forth in this table consists of the same peer group we utilize in the stockholder return performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2022, and consists of Aristocrat

(Australian Securities Exchange: ALL), IGT (New York Stock Exchange: IGT), Intralot, S.A. (Athens Stock Exchange: INLOT), Pollard Banknote Limited (Toronto Stock Exchange: PBL) and Everi Holdings Inc. (New York Stock Exchange: EVRI) (the “Peer Group”). The Total Shareholder Return dollar amounts shown in column (h) assume $100 was invested on January 1, 2020 through the end of the listed year in the Company and such Peer Group, respectively, assuming that all dividends were reinvested.
(4)
For purposes of providing a consistent measure for each fiscal year presented, AEBITDA for each year is measured on a Consolidated basis, although for fiscal years 2021 and 2020, annual bonus payments were determined based on AEBITDA measured on a Combined basis. A reconciliation of AEBITDA for each year is provided in Appendix A.

(5)
Includes a pre-tax gain of $4,927 million on the sale of discontinued operations. See Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

We consider AEBITDA to be the most important measure used to link our performance to the “Compensation Actually Paid” for our named executive officers in 2022. This choice was motivated by the fact that AEBITDA, subject to certain adjustments, was one of the performance metrics under the 2022 LWICP, determining 33% of the payout for our executives with Company-wide responsibilities, and the sole performance metric for a significant portion of the outstanding equity awards held by our named executive officers is based on AEBITDA. The below list consists of, in addition to AEBITDA, our “most important” financial performance measures used to link our performance to the “Compensation Actually Paid” for our named executive officers in 2022. Each of the metrics in the list was a key component in our 2022 LWICP.
•
AEBITDA

•
Revenue

•
Free cash flow

Relationship between “Compensation Actually Paid” and Total Shareholder Return
The graphs below show the relationship between the “Compensation Actually Paid” for our President and Chief Executive Officer(s), our other named executive officers and the total shareholder return of the Company and the Peer Group:

Compensation Actually Paid versus TSR
Compensation (Millions)
$30
$25
$20
$15
$10
$5
$0
-$5
-$10
-$15
-$20
$300
$200
$100
$0
-$100
-$200
TSR
2020
2021
2022
CAP - Cottle
CAP - AVG NEO
CAP - Wilson
LNW TSR
Peer Group TSR

Relationship between “Compensation Actually Paid” and Net Income
The graphs below reflect the relationship between the “Compensation Actually Paid” for our President and Chief Executive Officer(s), our other named executive officers and our net income:

Compensation Actually Paid versus Net Income
Compensation (Millions)
Net Income (Millions)
$40
$30
$20
$10
$0
-$10
-$20
$4,000
$3,000
$2,000
$1,000
$0
-$1,000
-$2,000
2020
2021
2022
CAP - Cottle
CAP - AVG NEO
CAP - Wilson
Net Income

Relationship between “Compensation Actually Paid” and AEBITDA
The graphs below reflect the relationship between the “Compensation Actually Paid” for our President and Chief Executive Officer(s), our other named executive officers and our AEBITDA:

Compensation Actually Paid versus Consolidated AEBITDA
$40
$30
$20
$10
$0
-$10
-$20
Compensation (Millions)
$1,000
$750
$500
$250
$0
-$250
-$500
Consolidated AEBITDA (Millions)
2020
2021
2022
CAP - Cottle
CAP - AVG NEO
CAP - Wilson
Consolidated AEBITDA

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about the shares of our common stock that may be issued upon the exercise of stock options, warrants and other stock rights under all of our equity compensation plans as of December 31, 2022.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights(3) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	3,632,485	$40.31	6,600,465
Equity compensation plans not approved by security holders(2)	—	—	69,157
Total	3,632,485	$40.31	6,669,622

(1)
The “Equity compensation plans approved by security holders” includes 5,013,141 shares of common stock that may be issued under the 2003 Plan and 1,587,324 shares of common stock that may be issued under the Company’s 2016 Employee Stock Purchase Plan.

(2)
The “Equity compensation plans not approved by security holders” consists of our 1995 Equity Incentive Plan (discussed below).

(3)
The weighted average exercise price of outstanding awards does not take into account the shares issuable upon vesting of RSUs which have no exercise price. As of December 31, 2022, there was a total of 1,750,584 shares subject to RSUs which were outstanding under the 2003 Plan. Had those RSUs been included in calculating the weighted average exercise price (treating them in effect as options with an exercise price of $0), the weighted average exercise price for awards under security holder-approved plans would have been $17.82.

1995 Equity Incentive Plan.   The 1995 Equity Incentive Plan (the “1995 Plan”), which was originally adopted by our Board in May 1995, authorizes grants of non-qualified options, deferred stock and other stock-related awards to employees who are not executive officers or directors. As of December 31, 2022, no shares were subject to outstanding awards under the 1995 Plan and 69,157 shares remained available for grant under the 1995 Plan. The 1995 Plan is administered by the Compensation Committee, which is authorized to select the participants, determine the type of awards to be granted and the number of shares of common stock to which awards will relate, specify times at which awards will be exercisable, set other terms and conditions of such awards, interpret and specify rules and regulations relating to the 1995 Plan and make all other determinations that may be necessary or advisable for the administration of the 1995 Plan. The Board may amend, suspend, discontinue or terminate the 1995 Plan or the Compensation Committee’s authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under NASDAQ rules which would require stockholder approval for material modifications of the 1995 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company has written policies and procedures relating to related person transactions. The Audit Committee, with assistance from the Chief Legal Officer, is responsible for reviewing and approving related person transactions that are subject to SEC disclosure requirements under Item 404 of Regulation S-K (each a “Related Party Transaction”), including transactions in which the Company is a participant, the amount exceeds $120,000 and a related person has a direct or indirect material interest. A related person includes a director, executive officer, nominee for election as a director, person holding more than 5% of our stock and any immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. The Company’s policy is not to enter into a Related Party Transaction unless both the Audit Committee and the Board approve the transaction as specified in the Audit Committee’s charter. Other transactions with related persons as well as certain material changes in previously approved relationships may also require legal department or compliance department approval under our policies and procedures.

PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF THE
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
The Company is seeking an advisory vote on executive compensation from stockholders, commonly known as the say-on-pay vote, as required by Section 14A of the Exchange Act. The advisory vote on executive compensation is a non-binding vote to approve the compensation of the Company’s named executive officers, as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. In 2017, the Board considered the recommendation of stockholders and determined to conduct an annual say-on-pay vote until the next required advisory vote on the frequency of say-on-pay votes, which is included as Proposal 3.
The Company’s executive compensation program is designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with the long-term interests of our stockholders.
Highlights of our executive compensation program include:
•
At-risk pay.   Executive pay is substantially at-risk because it largely consists of one or more types of performance-based compensation that vary in value based on our stock price, or that depend on achievement of pre-approved financial targets.

•
LWICP bonus program reviewed annually; payouts based on rigorous financial performance targets.   The Compensation Committee reviews the bonus program design each year with a view to realizing desired corporate objectives. In recent years, this review has focused on structuring a payout scale that the Compensation Committee has deemed appropriate in light of our growth objectives, our focus on paying down debt and our interest in managing incentive compensation costs. In 2022, we used three metrics to avoid undue emphasis on any one performance goal. In general, no LWICP bonus was payable unless at least 85% of the targeted amount was achieved, and the payout percentage at the target threshold was only 25% of an executive’s target bonus opportunity.

•
Executive Officers Voluntarily Forgo Portion of LWICP Payout.   Each of our executive officers volunteered to have their LWICP payout reduced by the amount attributable to above-target achievement of the LWICP free cash flow metric, and to have such forgone amounts distributed to all other employees instead in order to recognize their performance and contributions to the Company’s success in 2022, including the completion of the Divestitures.

•
Use of Performance-conditioned Restricted Stock Units.   For 2022, one-half of the annual equity award grant to each of our executive officers consisted of performance-vesting RSUs. In addition, we utilized two different metrics for our performance-vesting RSU awards, AEBITDA and relative total shareholder return, to align a significant portion or our executives’ compensation to the achievement of our long-term financial goals and the returns realized by stockholders.

•
No deferred compensation.   We do not offer a deferred compensation plan.

•
Stock ownership guidelines.   Since 2013, we have had stock ownership guidelines in place for our President and Chief Executive Officer, his executive officer direct reports and non-employee directors in order to encourage a long-term perspective in managing the Company and to further align the interests of our executive officers and directors with the interests of stockholders. See “Compensation Discussion and Analysis — Corporate Governance Policies — Stock Ownership Guidelines” above for additional information.

•
Clawback policy.   Since 2013, we have had in place a “clawback” policy subjecting cash and equity incentive compensation paid to senior executives (including the named executive officers) to recovery in the event that the Company’s financial statements are restated due to fraud or gross misconduct by the applicable executives. See “Compensation Discussion and Analysis — Corporate Governance Policies — Clawback Policy” above for additional information.

•
No hedging and no pledging policies.   Since 2013, we have had a policy prohibiting employees and directors from engaging in hedging transactions, and in 2021 we adopted a policy prohibiting employees and directors from holding the Company’s securities in a margin account or pledging them as collateral for a loan. See “Compensation Discussion and Analysis — Corporate Governance Policies — No Hedging Policies” above for additional information.
•
Independent compensation consulting firm.   The Compensation Committee benefits from its utilization of an independent compensation consulting firm, which provides no other services to the Company.

The “Compensation Discussion and Analysis” section above provides a more detailed discussion of our executive compensation program.
Stockholders are being asked to vote on the following resolution:
RESOLVED, that the stockholders of Light & Wonder, Inc. approve the compensation of the Company’s named executive officers for 2022, as disclosed under SEC rules, including as disclosed in the Compensation Discussion and Analysis, the compensation tables and related materials included in the Company’s 2023 Proxy Statement.
This advisory vote on executive compensation is not binding on the Board or the Compensation Committee. However, the Board and/or Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.
THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

PROPOSAL 3
INDICATION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF
FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION
The Company is providing stockholders with an advisory vote on the frequency with which the Company shall hold the advisory vote on executive compensation described in Proposal 2 above, commonly known as the say-on-pay vote, and required by Section 14A of the Exchange Act.
The advisory vote on the frequency of the say-on-pay vote is a non-binding vote on how often the say-on-pay vote should occur. The choices include: every year, every two years or every three years. In addition, stockholders may abstain from voting.
Although this advisory vote on the frequency of the say-on-pay vote is not binding on the Board or the Compensation Committee, the Board and/or Compensation Committee will take into account the result of the vote when determining the frequency of future say-on-pay votes.
After careful consideration, the Board and Compensation Committee have determined that holding an advisory vote on executive compensation every year is the most appropriate policy for our stockholders and the Company at this time. The Board believes an annual frequency (i.e., every year) is the optimal frequency for the say on pay vote for a number of reasons, including:
•
It will prompt stockholders to review, evaluate and provide regular feedback on the Company’s compensation philosophy, policies and practices.

•
The results will give our Compensation Committee and Board timely insight into whether our stockholders generally believe that our compensation programs are structured properly.

•
An advisory vote on executive compensation each year is consistent with the Company’s approach to annual elections of members of the Board and annual ratification of its independent outside auditor.

Stockholders are being asked to vote on the following resolution:
RESOLVED, that the stockholders of Light & Wonder, Inc., determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers set forth in the Company’s proxy statement is:
Choice 1 – 1 Year;
Choice 2 – 2 Years;
Choice 3 – 3 Years; or
Choice 4 – Abstain from voting.
THE BOARD RECOMMENDS A VOTE EVERY “1 YEAR” ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates under a written charter adopted by the Board that is available on the Company’s website at www.lnw.com.
The Audit Committee oversees the accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the year ended December 31, 2022 with management and Deloitte & Touche LLP, or Deloitte, the independent registered public accounting firm for the Company. The Committee also discussed and reviewed with Deloitte all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Deloitte with the Audit Committee under PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and SEC Rule 2-07 of Regulation S-X.
In addition, Deloitte provided to the Audit Committee a formal written statement describing all relationships between Deloitte and its affiliates and the Company and its affiliates as defined by the rules and regulations of the SEC that might bear on Deloitte’s independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee reviewed and discussed with Deloitte any matters that could have impacted Deloitte’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Audit Committee’s attention as a result of its review of Deloitte’s statement or its discussions with Deloitte that would indicate that Deloitte lacked such objectivity or independence. Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.
Audit Committee
Michael J. Regan, Chair
Timothy Throsby
Maria T. Vullo

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2023, and stockholders are being asked to ratify such appointment at the annual meeting.
Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Approval of the proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting. If the appointment is not ratified by stockholders, the Audit Committee will reconsider such appointment and may choose in its sole discretion to confirm the appointment of Deloitte & Touche LLP or to engage a different firm to serve as the Company’s independent auditor.
Fees Paid to Our Independent Registered Public Accounting Firm
On May 7, 2019, SciPlay completed the IPO for an 18.0% minority interest in our Social gaming business. Subsequent to the IPO, we continue to control shares representing a majority of the combined voting power in SciPlay and continue to have a controlling financial interest in, and consolidate, SciPlay. Aggregate fees billed to us for the fiscal years ended December 31, 2022 and 2021 by our and SciPlay’s independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates separated for each registrant were approximately:
	2022 Fees (in millions)			2021 Fees (in millions)
	Light & Wonder	SciPlay	Consolidated	Light & Wonder	SciPlay	Consolidated
Audit Fees:	$7.2	$1.1	$8.3	$5.7	$0.7	$6.4
Audit-Related: Fees:	$0.1	$—	$0.1	$7.3	$0.3	$7.6
Tax Fees:	$3.3	$0.2	$3.5	$2.4	$0.3	$2.7
All Other Fees:	$—	$—	$—	$—	$—	$—
Light & Wonder
The Audit Fees listed above were billed in connection with the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation, statutory audits of foreign subsidiary financial statements and recurring gaming related regulatory audits and attestation services. 2022 Audit-Related Fees listed above were primarily billed in connection with divestiture of our Lottery business. 2021 Audit-Related Fees listed above were billed in connection with professional services associated with audit, review and other procedures related to the divesture of our Lottery and Sports Betting businesses. The Tax Fees listed above were billed for tax compliance, planning and advice, and for both 2022 and 2021, also included advisory services associated with the Lottery and Sports Betting businesses and transactions related to the divestiture of these businesses. All of the fees set forth in the table above were pre-approved by the Audit Committee in accordance with the procedures described below.
SciPlay
The Audit Fees listed above were billed in connection with the audit of SciPlay’s annual consolidated financial statements included in SciPlay’s annual reports on Form 10-K and the reviews of SciPlay’s interim consolidated financial statements included in SciPlay’s quarterly reports on Form 10-Q. Audit-Related Fees listed above for 2021 were billed for advisory services associated with merger and acquisitions. The Tax Fees listed above were primarily billed for tax compliance and advice.

Pre-Approval Policy for Services Performed by our Independent Registered Public Accounting Firm
The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.
The Audit Committee has adopted an auditor pre-approval policy that sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories — audit, audit-related, tax services or, to the extent permitted by law, other services — that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best-positioned to provide the most cost-effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023

OTHER MATTERS
We are not aware of any matter other than those described in this Proxy Statement that will be acted upon at the annual meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.
We will pay the costs of proxy solicitation. Proxies are being solicited primarily by mail, but, in addition, our officers and employees may solicit proxies in person, by telephone or electronically.
Due to rounding, certain numbers presented herein may not precisely recalculate.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
Proxy Statement Proposals
Pursuant to Rule 14a-8 under the Exchange Act, if a stockholder wants to submit a proposal for inclusion in our proxy materials for the 2024 annual meeting of stockholders, it must be received at our principal executive offices, 6601 Bermuda Road, Las Vegas, Nevada 89119, Attention: Corporate Secretary, not less than 120 days before the anniversary of the date this Proxy Statement is released to stockholders, unless the date of the 2023 annual meeting of stockholders is more than 30 days before or after June 8, 2023, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Since this Proxy Statement will be first be made available to our stockholders on or about May 1, 2023, the proposal must be received not later than January 2, 2024. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, which permit them to prove the date of delivery.
Other Proposals and Nominations
For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2024 annual meeting of stockholders, stockholders are advised to review our Second Amended and Restated Bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 8, 2024 and the close of business on March 9, 2024 for the 2024 annual meeting of stockholders. In the event that the 2024 annual meeting of stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 7, 2024, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2024 annual meeting of stockholders and no later than the later of (i) the 90th day prior to the 2024 annual meeting of stockholders and (ii) the tenth day following the day on which we publicly announce the date of the 2024 annual meeting of stockholders if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting. In addition to satisfying the foregoing advance notice deadlines and information requirements set forth in our Second Amended and Restated Bylaws, any shareholder intending to submit a nomination for director to the Board other than the Company’s nominees must comply with the additional requirements prescribed by Rule 14a-19 under the Exchange Act.
All proposals should be sent to our principal executive offices at 6601 Bermuda Road, Las Vegas, Nevada 89119, Attention: Corporate Secretary.
These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.
A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable rules of the SEC.
Copies of our Second Amended and Restated Bylaws can be accessed through the Investors — Corporate Governance — Bylaws link on our website at www.lnw.com, or are available by request to the Corporate Secretary at the address set forth above.
Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.
By Order of the Board of Directors

Dated: May 1, 2023	Constance P. James Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

Appendix A
Reconciliations of Non-GAAP Financial Measures
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). As described in the “Executive Compensation” section, annual bonuses awarded to executive officers in respect of 2022 were determined based on our achievement against certain non-GAAP financial metrics as described in more detail in “Compensation Discussion and Analysis — Objectives and Components of Compensation Program — Annual Incentive Compensation,” with reconciliation to the most directly comparable GAAP measure provided below.
LWICP revenue, as used herein, is a non-GAAP financial measure Consolidated Revenue (representing our continuing operations), with further LWICP-related adjustments and adjustments from the Compensation Committee, as set forth in the tables below.
LWICP AEBITDA, as used herein, is a non-GAAP financial measure Consolidated AEBITDA (representing our continuing operations), with further LWICP-related adjustments and adjustments from the Compensation Committee, as set forth in the tables below.
Consolidated AEBITDA is a non-GAAP financial measures that is reconciled to net income from continuing operations.
LWICP free cash flow, as used herein, is a non-GAAP financial measure and is reconciled to combined net cash provided by operating activities (includes both continuing and discontinued operations) as the most directly comparable GAAP measure, with Compensation Committee adjustments, as set forth in the tables below.
These non-GAAP financial measures should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC.

RECONCILIATION OF GAMING AND CONSOLIDATED REVENUE TO LWICP REVENUE
(unaudited, $ in millions)	Year Ended December 31, 2022
	Gaming	Consolidated
Revenue	$1,601	$2,512
Compensation Committee adjustments	13	8
LWICP revenue	$1,614	$2,520

RECONCILIATION OF CONSOLIDATED AEBITDA — CONTINUING OPERATIONS
	Years Ended
(unaudited, $ in millions)	December 31, 2022	December 31, 2021	December 31, 2020
Reconciliation of Net Income (Loss) Attributable to L&W to Consolidated AEBITDA
Net income (loss) attributable to L&W	$3,675	$371	$(569)
Net income attributable to noncontrolling interest	22	19	21
Net income from discontinued operations, net of tax	(3,873)	(366)	(253)
Net (loss) income from continuing operations	(176)	24	(801)
Restructuring and other	146	167	56
Depreciation, amortization and impairments	420	398	449
Goodwill impairment	—	—	54
Other (income) expense, net	(6)	(28)	9
Interest expense	327	478	503
Income tax expense (benefit)	13	(318)	(3)
Stock-based compensation	69	113	56
Loss on debt financing transactions	147	—	—
(Gain) loss on remeasurement of debt	(27)	(41)	51
Consolidated AEBITDA — continuing operations	$913	$793	$374

RECONCILIATION OF GAMING AND CONSOLIDATED AEBITDA TO LWICP AEBITDA
(unaudited, $ in millions)	Year Ended December 31, 2022
	Gaming	Consolidated
AEBITDA	$767	$913
LWICP adjustments(1)	(10)	(22)
Compensation Committee adjustments	6	13
LWICP AEBITDA	$763	$904

(1)
Represents reduction for bonus expense and capitalized labor.

RECONCILIATION OF COMBINED NET CASH PROVIDED
BY OPERATING ACTIVITIES TO LWICP FREE CASH FLOW
(unaudited, $ in millions)	Year Ended December 31, 2022
	Continuing Operations	Discontinued Operations	Combined
Net cash (used in) provided by operating activities	$(425)	$44	$(381)
Less: Capital expenditures	(216)	(37)	(253)
Add: Payments on contingent acquisition considerations	7	—	7
Less: Payments on license obligations	(35)	(2)	(37)
Less: Change in restricted cash impacting working capital	(4)	(6)	(10)
Free cash flow	$(673)	$(1)	$(674)
Compensation Committee adjustments(1)			767
LWICP free cash flow			$93

(1)
Compensation committee adjustment primarily consisted of cash outflows associated with Strategic Review and Related Costs.

SCAN TOVIEW MATERIALS & VOTE LIGHT & WONDER, INC. 6601 BERMUDA ROAD LAS VEGAS, NV 89119 VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 6, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/LNW2023You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 6, 2023. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V16607-P90984 KEEP THIS PORTION FOR YOUR
RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY LIGHT & WONDER, INC.The Board of Directors recommends you vote FOR proposal 1: For Withhold AllAll For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 1.To elect ten members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.Nominees: !!! 01)Jamie R. Odell02)Matthew R. Wilson03)Antonia Korsanos04)Hamish R. McLennan05)Stephen Morro 06)Michael J. Regan07)Virginia E. Shanks08)Timothy Throsby09)Maria T. Vullo10) Kneeland C. Youngblood The Board of Directors recommends you vote FOR the following proposal:For Against Abstain 2.To approve, on an advisory basis, the compensation of the Company's named executive officers. !!! The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 Year 2 Years 3 Years Abstain 3.To indicate on an advisory basis, whether the advisory vote on compensation of the Company's named executive officers should take place every year, every two years or every three years. !!!! The Board of Directors recommends you vote FOR the following proposal:For Against Abstain4.To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending!!!December 31, 2023.NOTE: To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.V16608-P90984LIGHT & WONDER, INC.6601 Bermuda Road, Las Vegas, NV 89119THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSANNUAL MEETING OF STOCKHOLDERS - JUNE 7, 2023The undersigned hereby appoints Constance P. James and James Sottile, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Common Stock of Light & Wonder, Inc. that the undersigned is entitled to vote at the virtual Annual Meeting of Stockholders of Light & Wonder, Inc. to be held online at www.virtualshareholdermeeting.com/LNW2023 via a live webcast at 3:00 p.m. PDT on Wednesday, June 7, 2023, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come before the meeting. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors.(Continued and to be signed on reverse side)